Exhibit 2.1

EXECUTION VERSION

INVESTMENT AGREEMENT

by and among

FRANCHISE GROUP NEWCO BHF, LLC,

W.S. BADCOCK LLC (F/K/A W.S. BADCOCK CORPORATION),

FREEDOM VCM INTERCO HOLDINGS, INC.,

FRANCHISE GROUP, INC.,

and

CONN’S, INC.

Dated as of December 18, 2023

(CONTINUED)

i

(CONTINUED)

ii

(CONTINUED)

SCHEDULE A – BRR2 RECEIVABLES

iii

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (“Agreement”) is made and entered into as of December 18, 2023, by and among: (i) Franchise Group Newco BHF, LLC, a Delaware limited liability company (“Newco BHF”); (ii) W.S. Badcock LLC (f/k/a W.S. Badcock Corporation), a Florida limited liability company (the “Company”); (iii) Freedom VCM Interco Holdings, Inc., a Delaware corporation (“Freedom VCM”); (iv) Franchise Group, Inc., a Delaware corporation (“Parent”); and (v) Conn’s, Inc., a Delaware corporation (“Issuer”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

W I T N E S E T H:

WHEREAS, Parent indirectly holds, beneficially and of record, 100% of the issued and outstanding equity interests of Newco BHF;

WHEREAS, Newco BHF holds, beneficially and of record, 100% of the issued and outstanding equity interests of the Company (the “Badcock Units”);

WHEREAS, Freedom VCM holds, beneficially and of record, 100% of the issued and outstanding equity interests of B. Riley Receivables II, LLC, a Delaware limited liability company (“BRR2”);

WHEREAS, BRR2 has acquired certain Consumer Credit Receivables due and owing from certain customers of the Company that purchased products and services from the Company (collectively, the “BRR2 Receivables”), with a list of such BRR2 Receivables as of December 2, 2023 being set forth on Schedule A hereto (the BRR2 Receivables set forth on such schedule under the heading “Tranche 2” being referred to herein as the “Tranche 2 Receivables”);

WHEREAS, on the terms and subject to the conditions of this Agreement, (a) Issuer desires to accept from Newco BHF, and Newco BHF desires to contribute to Issuer, all of the Badcock Units, and (b) Issuer desires to accept from BRR2, and Freedom VCM desires to cause BRR2 to contribute to Issuer, the Residual Tranche 2 Receivables (collectively, the “Contemplated Transactions”);

WHEREAS, substantially contemporaneously with the execution and delivery of this Agreement by the parties hereto, Issuer is filing a Certificate of Designation, in the form attached hereto as Exhibit F, setting forth the rights and preferences of the Issuer Preferred Stock with the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”);

WHEREAS, the board of directors, board of managers or other applicable governing body of each of Newco BHF, Freedom VCM, the Company, Parent and Issuer have each approved, adopted and declared advisable and in the best interests of the each of Newco BHF, Freedom VCM, the Company, Parent and Issuer, respectively, this Agreement and the Contemplated Transactions in accordance with the DLLCA and the DGCL, and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and the consummation of the Contemplated Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTIONS

Section 1.1 Contribution and Investment. On the terms and subject to the conditions hereof, (a) at the Equity Closing, Newco BHF shall contribute and deliver, or cause to be contributed and delivered, to Issuer, free and clear of any Encumbrances (other than those arising out of post-Closing acts of Issuer), and Issuer shall accept from Newco BHF, the Badcock Units, and (b) at the Receivables Closing, Freedom VCM shall cause BRR2 assign, or cause to be assigned, to Issuer, free and clear of any Encumbrances (other than Encumbrances created or arising solely out of acts of Issuer from and after the Receivables Closing Date), and Issuer shall accept from BRR2, the Residual Tranche 2 Receivables, and in exchange for the contributions and deliveries (or commitments in respect thereof) referred to in the immediately preceding clauses (a) and (b), at the Equity Closing, Issuer shall effect the Closing Issuance to Newco BHF and Freedom VCM in the proportions and to the designees delivered in writing by Parent to Issuer prior to the date hereof in accordance with the terms hereinafter set forth.

Section 1.2 Closing.

(a) The closing of the contribution and delivery of the Badcock Units and the consummation of the other transactions contemplated hereby that are related thereto (the “Equity Closing”) shall take place at 10:00 a.m. Eastern Standard Time virtually via the electronic exchange of documents simultaneously with the execution and delivery of this Agreement. The date on which the Equity Closing occurs is referred to herein as the “Equity Closing Date”. To the extent permitted by applicable law, the Equity Closing shall be deemed effective as of 12:01 a.m. Eastern Standard Time on the Equity Closing Date.

(b) The closing of the contribution and delivery of the Residual Tranche 2 Receivables and the consummation of the other transactions contemplated hereby that are related thereto (the “Receivables Closing”) shall take place virtually via the electronic exchange of documents on the date that is five (5) Business Days following the Obligation Satisfaction Date. The date on which the Receivables Closing occurs is referred to herein as the “Receivables Closing Date”. To the extent permitted by applicable law, the Receivables Closing shall be deemed effective as of 12:01 a.m. Eastern Standard Time on the Receivables Closing Date.

Section 1.3 Transactions To Be Effected at the Equity Closing. At the Equity Closing:

(a) Parent, Newco BHF, Freedom VCM or the Company shall deliver or cause to be delivered to Issuer:

(i) a “good standing” certificate for the Company, and a copy of the articles of organization and all amendments thereto (or comparable document) of the Company, in each case certified by the Secretary of State of the jurisdiction of organization of such entity, each dated as of a date within ten (10) Business Days before the Equity Closing Date;

(ii) a certificate of the secretary of Parent, Newco BHF, Freedom VCM and the Company, as applicable, in a form and substance reasonably acceptable to Issuer certifying as to (A) the resolutions of the board of directors, board of managers or other applicable governing body of each of Parent, Newco BHF, Freedom VCM and the Company, authorizing the entry into this Agreement and the consummation of the Contemplated Transactions, (B) in the case of the Company, the effective limited liability company agreement of the Company and (C) the incumbency of the individuals signing this Agreement and all Transaction Documents being delivered at the Equity Closing on behalf of Parent, Newco BHF, Freedom VCM and the Company;

(iii) each Transaction Document that is listed on Section 1.3(a)(iii) of the Company Disclosure Schedule, duly executed by Parent or the Affiliate thereof party thereto;

(iv) written resignations of such officers and directors of the Company as set forth on Section 1.3(a)(iv) of the Company Disclosure Schedule, effective as of the Equity Closing (which resignations shall not, if applicable, constitute a termination of employment);

(v) one or more release agreements or similar documents specifying the automatic and immediate termination, discharge, and release (in each case after giving effect to the Contemplated Transactions) of (A) any and all guaranties by the Company and (B) all security interests and liens granted by the Company other than Permitted Encumbrances; and

(vi) a duly executed and completed IRS Form W-9 for each of Parent, Newco BHF and Freedom VCM (or if any such Party is a disregarded entity for U.S. federal income tax purposes, such Party’s regarded owner).

(b) Issuer shall deliver or cause to be delivered:

(i) to Newco BHF and Freedom VCM (or any designee(s) thereof pursuant to Section 1.1), the Closing Issuances pursuant to Section 1.4;

(ii) to Parent, a copy of the executed Certificate of Designation as certified by the office of the Secretary of State of the State of Delaware;

(iii) to Parent and Newco BHF, a certificate of the secretary of Issuer in a form and substance reasonably acceptable to Parent certifying as to (A) the resolutions of the board of directors of Issuer authorizing the entry into this Agreement and the consummation of the Contemplated Transactions and (B) the incumbency of the individuals signing all Transaction Documents on behalf of Issuer;

(iv) to Parent, a “good standing” certificate for Issuer and a copy of the certificate of incorporation, as applicable, and all amendments thereto (or comparable document) of Issuer (the “Issuer Certificate of Incorporation”), in each case certified by the Secretary of State of Delaware, dated as of a date within ten (10) Business Days before the Equity Closing Date;

(v) to Parent or the applicable Affiliate(s) thereof party thereto, each Transaction Document that is listed on Section 1.3(a)(iv) of the Company Disclosure Schedule, duly executed by Issuer or the Affiliate thereof party thereto; and

(vi) to Parent, executed copies of the Voting and Support Agreement, duly executed by each stockholder of the Issuer whose name is set forth on Section 1.3(b)(vi) of the Issuer Disclosure Schedule hereto.

Section 1.4 Closing Consideration. In exchange for the Badcock Units and the commitment to effect the Receivables Closing in accordance with the terms set forth herein, at the Equity Closing, Issuer shall issue or cause to be issued (the “Closing Issuance”) to (a) Newco BHF (or any designee(s) thereof pursuant to Section 1.1), 656,847.95 shares of Issuer Preferred Stock, which Issuer Preferred Stock shall, immediately following the Equity Closing but subject to the terms set forth in the Certificate of Designation, be convertible into 16,119,242.40 shares of Issuer Non-Voting Common Stock, representing 32.84% of the issued and outstanding shares of Issuer Common Stock outstanding immediately following the Equity Closing after giving effect to the issuance of the Issuer Preferred Stock pursuant to the terms of this Section 1.4 and assuming the conversion thereof into Issuer Non-Voting Common Stock, and (b) Freedom VCM (or any designee(s) thereof pursuant to Section 1.1), 343,152.05 shares of Issuer Preferred Stock, which Issuer Preferred Stock shall, immediately following the Equity Closing but subject to the terms set forth in the Certificate of Designation, be convertible into 8,421,052.60 shares of Issuer Non-Voting Common Stock, representing 17.15% of the issued and outstanding shares of Issuer Common Stock outstanding immediately following the Equity Closing on a Fully Diluted Basis and after giving effect to the issuance of the Issuer Preferred Stock pursuant to this Section 1.4 and assuming the conversion thereof into Issuer Non-Voting Common Stock.

Section 1.5 Post-Closing Company Accounts Receivable Adjustment.

(a) Within 60 days after the Equity Closing, Issuer shall prepare and deliver to Parent a statement (the “Statement”) based upon the books and records of the Company setting forth Issuer’s calculation of the Consumer Credit Receivables of the Company as of 12:01 a.m. Eastern Standard Time on the Equity Closing Date (the “Closing Date A/R”).

(b) During the 30-day period following Parent’s receipt of the Statement, Parent shall be permitted to review the working papers of the Company relating to the Statement and have reasonable access during normal business hours to the personnel of Issuer and its Subsidiaries. The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Parent gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Issuer before such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of

Disagreement is received by Issuer in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Parent and Issuer on the earlier of (A) the date Parent and Issuer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, Parent and Issuer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(c) If at the end of such 30-day period, the Parties have not resolved all of the differences set forth in the Notice of Disagreement, then any unresolved differences shall be submitted by Parent and Issuer to an independent accounting firm (the “Accounting Firm”) for resolution. The Accounting Firm shall not consider any issues not raised in the Statement or the Notice of Disagreement. The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Parent and Issuer shall jointly request that the Accounting Firm render a decision resolving only the matters submitted to the Accounting Firm within 30 days after such submission. The Accounting Firm shall have full authority to resolve all issues relating to the matters submitted to it for resolution pursuant to this Section 1.5(c) (including procedural, legal, factual and accounting issues). The Accounting Firm shall set forth its determination of all such issues in a written opinion. The Closing Date A/R shall be determined by the Accounting Firm as of 12:01 a.m. Eastern Standard Time on the Equity Closing Date and shall not take into account any events or facts occurring thereafter (including any payment, default or writedown) and shall be determined using the calculations and methodologies of the Company in the ordinary course prior to the Equity Closing Date.

(d) The cost of the fees and expenses of the Accounting Firm and reasonable and documented attorney fees and expenses of the parties pursuant to this Section 1.5 shall be borne by Issuer and Parent in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time its determination is rendered on the merits of the matters submitted. All other fees and expenses incurred in connection with the preparation, review or certification of the Statement, the Notice of Disagreement shall be borne by the party incurring such fees and expenses.

(e) Within 10 Business Days upon final determination of the Closing Date A/R in accordance with this Section 1.5, to the extent that the Closing Date A/R is less than $105,000,000 (such difference, the “Adjustment Amount”), Parent shall pay the Adjustment Amount to the Issuer through any of the following means determined in Parent’s sole election (except for clause (iii), which shall require written consent of the Issuer prior to any such cancellation (such consent not to be unreasonably withheld, conditioned or delayed)): (i) pay, or shall cause to be paid, to the Company an amount of cash that equals the Adjustment Amount, (ii) deliver to Issuer Consumer Credit Receivables generated by the Company following October 31, 2023 and selected at random with an aggregate face value equal to the Adjustment Amount, pursuant to a purchase agreement substantially similar to the Receivables Purchase Agreement, or (iii) deliver to Issuer a written notice of election (the “Cancellation Notice”) providing that in full satisfaction of the Adjustment Amount, Issuer shall cancel a number of shares of Issuer Preferred Stock, Issuer Non-Voting Common Stock or Issuer Common Stock (as applicable) held by Parent with an aggregate value (determine based on the VWAP (as defined in the Certificate of Designation) for the 20 full trading days immediately prior to the delivery of the Cancellation Notice) equal to the Adjustment Amount.

Section 1.6 Transactions To Be Effected at the Receivables Closing. At the Receivables Closing:

(a) Parent, Newco BHF or Freedom VCM shall deliver or cause to be delivered to Issuer the Receivables Purchase Agreement and each other document listed on Section 1.6(a) of the Company Disclosure Schedule, duly executed by Parent or the applicable Affiliate thereof party thereto.

(b) Issuer or the Company shall deliver or cause to be delivered the Receivables Purchase Agreement and each other document listed on Section 1.6(a) of the Company Disclosure Schedule, duly executed by Issuer, the Company or the applicable Affiliate thereof party thereto.

Section 1.7 Withholding. Notwithstanding anything herein to the contrary, if Parent, Newco BHF or Freedom VCM fails to deliver the applicable Form W-9 required in Section 1.3(a)(vii), Issuer and the respective Subsidiaries of Issuer (and any other Person that has any withholding obligation with respect to any payment made by Issuer pursuant to this Agreement) shall be entitled to deduct and withhold from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld from such consideration or payment under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.8 Further Action. From time to time, as and when requested by Issuer, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as Issuer may reasonably deem necessary or desirable to consummate the Contemplated Transactions, including, in the case of Parent or Newco BHF, executing and delivering to Issuer such assignments, deeds, bills of sale, consents and other instruments as Issuer or its counsel may reasonably request as necessary or desirable for such purpose.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each of Parent, Freedom VCM, Newco BHF and the Company hereby represents and warrants to Issuer, as of the Equity Closing Date (unless the particular representation or warranty speaks expressly as of another date, in which case, such representation or warranty is made as of such other date), as follows (it being understood that each representation or warranty contained in this Article II is subject to Section 7.9 and the exceptions and disclosures set forth in the Company Disclosure Schedule):

Section 2.1 Organization and Good Standing.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida and is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to result in a Company Material Adverse Effect. The Company has all requisite power and authority to own, operate and lease the assets and properties that it purports to own, operate or lease and to carry on the Business as it is currently conducted.

(b) The Company has made available to Issuer copies of its Organizational Documents and such Organizational Documents are true, accurate and complete in all respects and reflect all amendments made through the date hereof.

Section 2.2 Authorization; Execution; Enforceability. The Company has the requisite limited liability power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party. The execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which the Company is a party, and each of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of the Company and no other act or proceeding on the part of the Company is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any Transaction Document to which the Company is a party or the consummation of any of the transactions contemplated hereby or thereby. This Agreement and each other Transaction Document to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement and the other applicable Transaction Documents by the other parties hereto and thereto, constitute a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof or thereof may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting the enforcement of creditors’ rights generally and (b) the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

Section 2.3 Non-Contravention; Consents.

(a) Neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time, or both):

(i) contravene, conflict with or result in a violation of any of the provisions of the articles of organization, limited liability company operating agreement, or Organizational Documents of the Company;

(ii) contravene, conflict with or result in a violation of, in any material respect, any Legal Requirement or any Order to which the Company or any material asset of the Company is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the Business or to any of the material assets of the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (1) declare a default or exercise any remedy or relief under any such Material Contract; (2) accelerate the maturity or performance of any such Material Contract; or (3) cancel, terminate or modify any right, benefit, obligation or other term of such Material Contract; or

(v) result in the imposition, creation or continuance of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset of the Company;

except, with respect to clauses (i), (iv) and (v), where any such failure would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any third-party or Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Contemplated Transactions, except where any such failure would not reasonably be expected to result in a Company Material Adverse Effect.

Section 2.4 Capitalization of the Company.

(a) Newco BHF collectively owns beneficially and of record 100% of the issued and outstanding Equity Interests of the Company. All of the issued and outstanding Badcock Units have been duly authorized, are validly issued, and no such Badcock Units were issued in violation of the Organizational Documents of the Company, any applicable Legal Requirements, or any applicable preemptive right, purchase option, call or right of first refusal or offer or similar right, or restriction on transfer on the Badcock Units.

(b) Except as set forth on Section 2.4(b) of the Company Disclosure Schedule, (i) no outstanding Badcock Unit is entitled or subject to any preemptive right, right of repurchase, redemption or forfeiture, right of participation, right of maintenance or any similar right; (ii) no outstanding Badcock Unit is subject to any right of first refusal; and (iii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to) any Badcock Units. The Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Badcock Units.

(c) There are no outstanding options, stock appreciation, performance units, phantom stock or phantom stock rights, profit participation, conversion, or similar rights or other equity appreciation or other equity or equity-based compensation rights or arrangements with respect to any of the Badcock Units.

(d) There is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Equity Interests of the Company; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any Equity Interests of the Company or that has the right to vote on any matter on which the members of the Company have the right to vote; or (iii) Contract under which the Company is or would become obligated to sell or otherwise issue any Equity Interests.

(e) After giving effect to the Contemplated Transaction, there will be no outstanding indebtedness for borrowed money (or guarantees thereof) of the Company and all existing intercompany notes and balances between the Company and Parent or any of its Subsidiaries have been indefeasibly paid in full or otherwise settled.

(f) The Company does not sponsor or maintain any option plan, equity plan, restricted stock plan or any other plan or agreement providing for equity compensation or profit participation features (whether contingent or otherwise) to any Person. There are no officers, employees, independent contractors or directors with an offer letter or other Contract or employee plan that contemplates a grant of, or right to purchase or receive options or other equity awards with respect to any Equity Interests or other securities of the Company.

Section 2.5 Subsidiaries. The Company does not have any Subsidiaries and does not, directly or indirectly, hold beneficially or of record any Equity Interests of any other Person.

Section 2.6 Financial Statements.

(a) Parent, Freedom VCM, Newco BHF and the Company have made available copies of the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of the Company (the “Badcock Financial Statements”) dated as of October 31, 2023 (the “Balance Sheet Date”). The Badcock Financial Statements present fairly in all material respects the consolidated financial position of the Company as of the dates thereof and for the periods covered thereby (except, as otherwise noted therein, and subject to the absence of footnotes and normal and recurring year-end audit adjustments). For the avoidance of doubt, (i) the Badcock Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has operated as a part of a consolidated group of Parent entity and the Business has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis or on an integrated basis within another organization, and (ii) the Financial Statements are not pro forma financial statements giving effect to the transactions contemplated by this Agreement.

(b) Parent maintains a system of internal accounting controls over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and preparation of the Badcock Financial Statements in accordance with GAAP.

(c) The Company does not have any liability or obligation of the type required to be reflected in financial statements prepared in accordance with GAAP, other than any such liabilities or obligations (i) reflected or reserved against on the Badcock Financial Statements or (ii) incurred since the Balance Sheet Date in the ordinary course of business (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation by the Company).

(d) The Company is not a party to, and does not have any commitment to become a party to, any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

(e) All Accounts Receivable outstanding as of the date of this Agreement (i) resulted from bona fide sales in the ordinary course of business, and (ii) represent the genuine, valid and legally enforceable obligations of the account debtor, payable on trade terms granted in the ordinary course of business. Except as would not result in a Company Material Adverse Effect, no portion of the Accounts Receivable is delinquent or subject to any valid defense, set off or counterclaim. There is no material contest, claim or right of set-off under any contract with any obligor of any Accounts Receivable related to the amount or validity of such Accounts Receivable, and no bankruptcy, insolvency or similar actions have been commenced by or against any such obligor. Except as set forth on Section 2.6(e) of the Company Disclosure Schedule and other than the Consumer Credit Receivables, no Account Receivable of the Company is delinquent by 90 days or more and, to the Knowledge of Parent, no written communications of default have been received by the Company with respect to any such Accounts Receivable.

(f) Without limiting the generality of the foregoing Section 2.6(e), all Consumer Credit Receivables outstanding as of the date of this Agreement have been originated, serviced, and collected in compliance in all material respects with the Company’s underwriting, servicing and collection policies, true, complete and correct copies of which have been made available by the Company to Issuer. All Consumer Credit Receivables originated by the Company outstanding as of the date of this Agreement were, to the Knowledge of Parent, originated based on true and accurate underwriting information in all material respects, including information submitted by Dealers. Each finance charge disclosed, billed, charged or received by the Company and each Dealer in connection with all Consumer Credit Receivables is calculated in all material respects in accordance with the methodology for determining such finance charge contained in the Contract between the account debtor, on the one hand, and the Company, on the other hand, under which such account debtor is obligated to make a payment therefor to the Company.

(g) All Inventory is new at the time of acquisition of such Inventory, except for customer returned Inventory which is resold, and salable in the ordinary course of business and is not excessive, but is reasonable in the present circumstances of the Company, except to the extent the value of such inventory is the subject of allowances in accordance with GAAP, if any, to the extent expressly reflected in the Badcock Financial Statements for obsolete, damaged, defective, excess or slow-moving items. The reserve for such obsolete, damaged, defective, excess of slow-moving Inventory is in all material respects adequate and calculated consistently with past practices of the Company. Except as set forth on Section 2.6(g) of the Company Disclosure Schedules: (i) all such Inventory is owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, (ii) all Inventory is located at premises owned or leased by the Company or at premises owned or leased by the Company’s Dealers or in transit to any such premises, (iii) no Inventory is held by the Company on a consignment basis and (iv) all Inventory was purchased for use in the Business in the ordinary course of business.

Section 2.7 Absence of Changes.

Except as set forth on Section 2.7 of the Company Disclosure Schedule:

(a) Since the Balance Sheet Date, except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents, the Company has conducted the Business in the ordinary course of business consistent with past practice in all material respects.

(b) Since the Balance Sheet Date and through the date of this Agreement, no Effect has occurred or exists that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(c) Since the Balance Sheet Date, the Company has not declared or paid any dividends or made any other distribution to its equityholders other than in the ordinary course of business consistent with past practice;

(d) Since the Balance Sheet Date, the Company has not made any material change in any method of accounting or accounting practice or policy other than as required by changes in any applicable Legal Requirement or GAAP;

(e) Since the Balance Sheet Date, the Company has not sold, leased, licensed or otherwise disposed of any material assets, except (i) Inventory sold in the ordinary course of business consistent with past practice, and (ii) non-exclusive licenses granted in the ordinary course of business; and

(f) Since the Balance Sheet Date, the Company has not made or incurred any material capital expenditure other than planned capital expenditures for fiscal year 2023.

Section 2.8 Assets.

(a) The Company has good and valid title to, or a valid and enforceable leasehold interest in, license to or valid right to use, all of the material assets, properties and rights of the Company and any other material assets, properties and rights owned or purported to be owned by the Company. All of said assets, properties and rights are owned by the Company free and clear of any Encumbrances, except Permitted Encumbrances.

(b) The assets, properties and rights of the Company, taken together with the services made available from Parent or Newco BHF, as applicable, to Issuer and its Subsidiaries under the Transition Services Agreement and the arrangements under the other Transaction Documents, will constitute all of the assets, properties and rights necessary and sufficient in all material respects for Issuer and its Subsidiaries to operate the Business immediately following the Equity Closing as it is currently conducted.

Section 2.9 Real Property; Leasehold.

(a) Section 2.9(a) of the Company Disclosure Schedule sets forth a complete, current and correct list of all of the Owned Real Property owned by the Company as of the date hereof (the “Company Owned Real Property”). Except as set forth on Section 2.9(b) of the Company Disclosure Schedule, the Company is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire such Company Owned Real Property or any other real property. Except as disclosed in Section 2.9(a) of the Company Disclosure Schedule, the Company Owned Real Property is owned free and clear of any Encumbrances, except Permitted Encumbrances.

(b) Except as set forth on Section 2.9(b) of the Company Disclosure Schedule, with respect to each parcel of Company Owned Real Property, there are no outstanding Contracts to sell, lease or otherwise transfer such Company Owned Real Property.

(c) With respect to each lease, sublease, license or similar use or occupancy agreement (each a “Company Lease”) pursuant to which the Company leases or otherwise uses or occupies real property (all such real property that is the subject of any Company Lease, the “Company Leased Real Property”), (i) each Company Lease is the legal, valid and binding obligation of the applicable entity that is lessee, sublessee or occupant thereunder subject to the General Enforceability Exceptions, and (ii) the applicable lessee, sublessee or occupant entity is not in default, and no other party to such Company Lease is in default beyond any applicable notice and cure period, under such Company Lease, except, in each case of (i) and (ii), as would not reasonably be expected to have a Company Material Adverse Effect. Section 2.9(c) of the Company Disclosure Schedule sets forth a complete, current and correct list of all Company Leases with respect to the Company Leased Real Property.

(d) With respect to the Company Owned Real Property, all material buildings, structures, fixtures and improvements are in satisfactory condition (reasonable wear and tear excepted) sufficient to support the operations of the Business as presently conducted. Except as set forth on Section 2.9(d) of the Company Disclosure Schedule, there are no leases, subleases, licenses or occupancy agreements by the Company granting to any Person the right of use or occupancy of any portion of the Company Real Property (except under the Company Leases). As of the date of this Agreement, the Company has not received any written notice of any pending or threatened condemnation or other Legal Proceedings relating to the Company Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.10 Intellectual Property; Data Privacy.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (i) each item of Registered IP owned or purported to be owned by the Company (the “Company Registered IP”) and includes, where applicable, the jurisdiction, record owner, issuance, registration and application number and date, and (ii) material proprietary Software owned or purported to be owned by the Company from which the Company derives material revenue. For the avoidance of doubt and notwithstanding anything to the contrary, no social media account names or handles shall be required to be set forth on Section 2.10(a) of the Company Disclosure Schedules. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company Registered IP is subsisting, and none of the registrations included in the Company Registered IP is invalid or unenforceable, and all applications for registrations for the Company Registered IP are pending and in good standing.

(b) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company exclusively owns all right, title and interest to and in the Company Owned IP free and clear of any Encumbrances other than Permitted Encumbrances, and to the Knowledge of Parent, the Company has a valid right or license or other right to use all other material IP Rights used or held for use in or otherwise necessary for the conduct of the Business (collectively, the “Company IP Rights”). Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) the Company IP Rights owned by the Company immediately prior to the Equity Closing Date will be owned by the Company immediately after the Equity Closing Date on substantially identical terms and conditions as immediately prior to the Equity Closing Date and (ii) the consummation of the Contemplated Transactions will not cause or require the Company to grant, or cause to be granted, to any third party any right to or with respect to any Company Owned IP.

(c) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company has taken all commercially reasonable efforts to protect, preserve and maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or with respect to the Business (“Company Trade Secrets”). Except as would not reasonably be expected to result in a Company Material Adverse Effect, there has been no unauthorized disclosure or use of any Company Trade Secrets or other material confidential information of the Company or with respect to the Business.

(d) Except as would not reasonably be expected to result in a Company Material Adverse Effect, to the Knowledge of Parent, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned IP.

(e) Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) to the Knowledge of Parent, since the Look-Back Period the conduct of the Business has not and does not infringe, misappropriate, dilute or otherwise violate any IP Right of any third party and (ii) as of the date of this Agreement, no claim (including any offers to license) or Legal Proceeding is pending or has, since the Look-Back Period, been threatened in writing against the Company by any other Person either (A) involving or alleging any of the foregoing, or (B) challenging the ownership, use, validity, registration or enforceability of any Company Owned IP.

(f) Since the Look-Back Period, Parent and its Subsidiaries, with respect to the Business, the Company and, with respect to the Processing of Company Data, its Data Processors (i) comply and has complied at all times with Privacy Requirements applicable to the Company; (ii) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries, with respect to the Business, nor the Company has received a written notice (including any enforcement notice), letter, or complaint from a Governmental Body or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements nor has the Company been subject to litigation relating to compliance with Privacy Requirements or the Processing of Personal Data; and (iii) the Company has not been subject to any regulatory inquiries or Action from any Governmental Body regarding any noncompliance or potential noncompliance with Privacy Requirements.

(g) Since the Look-Back Period, Parent and its Subsidiaries, with respect to the Business, and the Company have established, maintained and complied at all times in all material respects with an Information Security Program that complies with applicable Privacy Requirements and: (i) includes policies and procedures regarding the Processing of Personal Data with respect to the Business and the Company, (ii) includes administrative, technical and physical safeguards that are commercially reasonable to protect the security, confidentiality, integrity and availability of any Personal Data owned, controlled, maintained, held, or Processed by or on behalf of the Company or any third party operating at the direction of the Company; (iii) includes commercially reasonable disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protects against Security Incidents, Malicious Code, and unauthorized access to, and disruption of, the Processing of Personal Data held by or on behalf of the Company, Company Data, and the Company’s IT Systems. Since the Look-Back Period, there have been no material violations of Parent’s or any of its Subsidiaries’, with respect to the Business, or the Company’s Information Security Program, and as of the date of this Agreement, neither Parent nor any of its Subsidiaries, with respect to the Business, nor the Company is in breach or default of any Contracts relating to the protection of its IT Systems or Company Data.

(h) During the Look-Back Period, except as set forth in Section 2.10(h) of the Company Disclosure Schedule, the Company has not suffered and are not suffering a Security Incident, has not been and are not required to notify any Person or Governmental Body of any Security Incident, and have not been or are not adversely affected by any Malicious Code, ransomware or malware attack, or denial-of-service attacks on any IT System used by the Company. Neither the Company nor any third party acting at the direction or authorization of the Company has paid any perpetrator of any actual or threatened Security Incident or cyber-attack, including but not limited to a ransomware attack or a denial-of-service attack. The Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

(i) Since the Look-Back Period, the IT Systems used by the Company (or Parent or its Subsidiaries, with respect to the Business) operate and perform as is necessary to conduct the Business in the manner in which it is currently being conducted and are sufficient for the current needs and operations of the Business and the Company. Since the Look-Back Period, the IT Systems of the Company (or Parent or its Subsidiaries, with respect to the Business) are free of and does not contain any material defects or Malicious Code. The Company (or Parent or its Subsidiaries, with respect to the Business) has assessed and tested the Information Security Program on no less than an annual basis, mitigated or remediated all critical and high risks and vulnerabilities and the Information Security Program has proven adequate and compliant with Privacy Requirements in all material respects.

Section 2.11 Contracts.

(a) Section 2.11(a) of the Company Disclosure Schedule sets forth, under the appropriate subsection, complete, current and correct list of all of the Material Contracts as of the date hereof. For purposes of this Agreement, “Material Contract” shall mean the following Contracts to which the Company is a party or by which any of its assets are bound:

(i) (A) any material joint venture, partnership or other similar Contract and (B) any shareholders, investors rights, registration rights or similar agreement or arrangement relating to the Company;

(ii) each Contract relating to the acquisition or disposition of any material business of the Company (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has or would reasonably be expected to have material continuing rights or obligations following the date of this Agreement, including pursuant to any “earn-out” or indemnity;

(iii) any Contract (A) granting any Person a license, covenant not to sue or similar right to any material Company Owned IP, other than (1) non-exclusive licenses granted to customers or resellers in the ordinary course of business, (2) non-disclosure agreements entered into in the ordinary course of business, and (3) non-exclusive licenses that are merely incidental to the transaction contemplated by the agreement in which such license is included; or (B) pursuant to which any Person has granted to the Company a license, covenant not to sue or similar right to any IP Rights material to the Company or the operation of the Business as currently conducted, except (1) licenses to commercially available, off-the-shelf Software that are licensed under “shrink-wrap,” “click-through,” or other standard, non-discriminatory terms for an annual or aggregate fee of no more than $100,000, (2) non-exclusive licenses that are merely incidental to the transaction contemplated by the agreement in which such license is included and (3) non-disclosure agreements entered into in the ordinary course of business;

(iv) each Contract that limits the freedom of the Company to compete in any line of business or geographic region (including any Contract that requires the Company to work exclusively with any Person in any line of business or geographic region, or which by its terms would so limit the freedom of Issuer or its Subsidiaries after the Closing), or with any Person, or otherwise restricts the research, development, extraction, manufacture, marketing, distribution or sale of any product by the Company, in each case, in a manner that is material to the Business as currently conducted;

(v) each Contract involving the settlement of any Legal Proceeding or threatened Legal Proceeding (or series of related Legal Proceedings) (A) which (x) would reasonably be expected to involve payments after the date hereof in excess of $1,000,000 or (y) would reasonably be expected to impose or currently imposes material monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on the Company or (B) which is material to the Company and with respect to which material conditions precedent to the settlement have not been satisfied as of the date hereof;

(vi) any collective bargaining agreement or other Contract with any labor union or similar organization; and

(vii) (A) each loan Contract, promissory note, letter of credit (to the extent drawn) and other evidence of indebtedness for borrowed money in excess of $1,000,000, (B) any mortgages, pledges and other evidences of Encumbrances securing such obligations on any real or other property that is material to the Company, and (C) any guarantees provided for the benefit of any Person that is material to the Company other than performance guarantees to any customer or supplier in the ordinary course of business, in each case, only to the extent that the Company would be obligated in respect thereof following the Closing.

(b) Each Material Contract is valid and binding on the Company and, to the Knowledge of Parent, is in full force and effect and is enforceable by the Company, in accordance with its terms. The Company has performed all material obligations required to be performed by it under the Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of Parent, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. The Company has not received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Material Contract. To the Knowledge of the Parent, no circumstances exist that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a material violation or material breach of, or give Parent or its Subsidiaries (including the Company) or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract. The Company has not received any written notice of the intention of any party to materially modify, terminate or not renew (which includes proposing to renew on terms materially less favorable to the Company) any Material Contract. True and complete copies of all Material Contracts, together with all amendments, supplements and modifications thereto, have been made available to Issuer.

Section 2.12 Compliance with Legal Requirements; Regulatory Matters. Except as set forth on Section 2.12 of the Company Disclosure Schedule, the Company is, and since November 22, 2021 (the “Look-Back Period”) has been, in compliance in all material respects with all Legal Requirements and Orders applicable to the Business, the Company and the assets and properties thereof. Since the beginning of the Look-Back Period, the Company has not received any written notice from, and no Actions have been filed, or, to the Knowledge of the Parent, threatened against the Company by any Governmental Body or any other Person (a)

regarding any actual, alleged, possible, or potential material breach or violation of, or material failure to comply with, any Legal Requirement or Order to which the Company is subject or alleging that the Company has otherwise engaged in any unlawful business practice, (b) regarding any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature, (c) requiring the Company to enter into a cease and desist order, agreement, or memorandum of understanding, (d) restricting or disqualifying the activities of the Company in any material respect, or (e) regarding any investigation into the Company, the subject of which notice has not been resolved.

Section 2.13 Anti-Corruption Compliance; Export Control and Sanctions Compliance.

(a) During the Look-Back Period, except as would not have a Company Material Adverse Effect, neither Parent nor any of its Subsidiaries (with respect to the Business), nor, to the Knowledge of Parent, any of their officers or employees, nor Newco BHF, nor the Company, nor any of their respective agents, distributors or representatives with respect to the Business (i) has directly or indirectly, offered, paid, promised, or authorized, any money gift, or other thing of value unlawfully, to any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), or to any person while knowing or having reason to know that such person had or would offer, pay, promise, or authorize the payment, promising or offering of any money, gift, or other thing of value to any director, officer, employee, or agent of a Governmental Body or to any foreign official (as such term is defined in the FCPA); (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirements, including the FCPA or the UK Bribery Act 2010; and (iii) has received any notice from, or voluntarily provided any notice to, a Governmental Body or other Person with respect to the Business or the Company that alleges any of the foregoing.

(b) During the Look-Back Period, Parent and its Subsidiaries (including the Company) have conducted the Business in compliance with applicable provisions of U.S. economic or financial sanctions or trade embargoes, export controls, and anti- boycott laws and regulations imposed, administered or enforced from time to time by relevant Governmental Bodies, including those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce’s Bureau of Industry and Security, except where such non-compliance would not be material to the Parent or its Subsidiaries. During the Look-Back Period, neither Parent nor any of its Subsidiaries (with respect to the Business) nor the Company has had any transactions, business or financial dealings that directly or, to the best of the Parent’s or any Subsidiary’s knowledge indirectly, benefited or involved any person or entity located, organized, or ordinarily resident in a U.S.-embargoed country or territory (currently Cuba, Iran, North Korea, Syria or the Crimea, Luhansk, and Donetsk regions of Ukraine).

Section 2.14 Governmental Authorizations. The Company holds all material Governmental Authorizations necessary to enable the conduct of the Business in the manner in which such Business is currently being conducted. To the Knowledge of the Parent, all such Governmental Authorizations are valid and in full force and effect, except where such failure would not reasonably be expected to result in a Company Material Adverse Effect. The Company is, and, at all times during the Look-Back Period, has been in material compliance with the terms and requirements of such Governmental Authorizations, except where such failure would not reasonably be expected to result in a Company Material Adverse Effect.

Section 2.15 Tax Matters.

(a) All Taxes (whether or not shown on any Tax Return) for which the Company may be liable (or imposed with respect to the assets or operations of the Company) have been timely paid. All Tax Returns required to have been filed by or with respect to the assets or operations of the Company have been timely filed (taking into account any extensions), and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the assets or operations of the Company for the periods covered thereby. No extension of time within which to file any such Tax Return is in effect. No waiver of any statute of limitations relating to Taxes for which the Company may be liable (or imposed with respect to the assets or operations of the Company) is in effect, and no written request for such a waiver is outstanding. All Taxes which the Company is required by Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Taxing Authority.

(b) There is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes for which the Company may be liable (or imposed with respect to the assets or operations of the Company). No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. The Company has not been informed in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed or was required to pay any Tax that was not paid. All deficiencies asserted or assessments made as a result of any examination of the Tax Returns filed by or on behalf of the Company have been paid in full or otherwise finally resolved.

(c) The charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes) are adequate to cover tax liabilities accruing through the end of the last period for which the Company has recorded items on its respective books.

(d) There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company may be liable (or imposed with respect to the assets or operations of the Company) that could affect the Company’s (or, in the case of Taxes imposed with respect to the assets or operations of the Company, Issuer’s) liability for Taxes for any taxable period ending after the Equity Closing Date. The Company (i) has not granted any Person any power of attorney that is currently in force with respect to any material Tax matter, (ii) will not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, election, intercompany transaction, installment sale, or the receipt of any prepaid amount.

(e) The Company is not party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement in favor of any Person with respect to Taxes, other than commercial agreements, the primary purpose of which does not relate to Taxes.

(f) There are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due.

(g) Since the Look-Back Period, the Company (i) has not been a member of any company group other than each company group of which it is presently a member (the “Parent Group”), (ii) does not have and has not had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than the Subsidiaries) and (iii) does not have any liability for Taxes of another Person, other than the Parent Group, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise.

(h) The Company (i) does not have and has not ever had a permanent establishment in any country other than the country of its organization, (ii) has not engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax in such country or (iii) is not, or has not ever been, subject to Tax in a jurisdiction outside the country in which it is organized.

(i) The Company (i) is not, or during the past 12 month period has not been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code), or (ii) does not own any interest in any passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.

(j) Since December 7, 2023, the Company has been properly classified as a disregarded entity for U.S. federal Income Tax purposes.

(k) To the Knowledge of Parent, there are no facts that would cause the transactions set forth in this Agreement to be treated for Tax purposes other than as described in Section 5.5(e)(i) hereof.

Section 2.16 Employee and Labor Matters; Benefit Plans.

(a) (i) There is not, and during the Look-Back Period there has not been, any labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Parent, threatened against or affecting the Company; (ii) to the Knowledge of Parent, no union organizational campaign is in progress with respect to the Badcock Employees and no question concerning representation of such Badcock Employees exists; (iii) the Company is not engaged in any unfair labor practice; (iv) there are not any unfair labor practice charges or complaints against the Company pending, or, to the Knowledge of Parent, threatened, before the National Labor Relations Board; (v) there are not any pending, or, to the Knowledge of Parent, threatened, union grievances against the Company as to which there is a reasonable possibility of adverse determination; (vi) there are not any pending, or, to the Knowledge of Parent, threatened, charges against the Company or any of its current or former Badcock Employees before the Equal

Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; (vii) none of Newco BHF, Parent or the Company has received any communication during the Look-Back Period of the intent of any Governmental Body responsible for the enforcement of labor or employment Legal Requirements to conduct an investigation of the Company and, to the Knowledge of Parent, no such investigation is in progress; and (viii) the Company is in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding and occupational safety and health.

(b) No Badcock Employee is, to the Knowledge of Parent, a party to or bound by any Contract, or subject to any Order, that may interfere with the use of such Person’s best efforts to promote the interests of the Company, may conflict with the Company or the Contemplated Transactions or that has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of Parent, the Company does not currently employ, nor since the Look-Back Date has the Company employed, any Person who has not submitted to the Company facially adequate evidence of their right to work in the jurisdiction in which such Person was employed.

(d) The Company is, and during the Look-Back Period has been, in compliance with the federal Workers Adjustment and Retraining Notification Act and all similar state or local Legal Requirements (“WARN”) and has no liabilities pursuant thereto.

(e) Section 2.16(e) of the Company Disclosure Schedule contains a list of each material Badcock Benefit Plan. With respect to each material Badcock Benefit Plan, the Company has made available to Issuer true and complete copies, to the extent applicable, of: (i) the governing plan document and any amendments thereto in respect of each such Badcock Benefit Plan (or, in the case of any such Badcock Benefit Plan that is unwritten, a description thereof), (ii) the most recent annual report on Form 5500 (including all schedules and attachments thereto) filed with the IRS, (iii) the most recent summary plan description (or similar document) and any summaries of material modifications thereto, (iv) any related trust agreements, insurance or annuity contracts or other funding or financing arrangements, (v) the most recent determination, opinion or advisory letter from the IRS and any legal opinions issued thereafter with respect to such Badcock Benefit Plan’s continued qualification; and (vi) any material and non-routine notices, letters or other correspondence during the Look-Back Period with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body.

(f) Each Badcock Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and applicable Legal Requirements, including ERISA and the Code. There are no pending, or to the Knowledge of Parent, threatened Legal Proceedings or Actions (except routine claims for benefits) against or involving any Badcock Benefit Plan that could give rise to any material liability, and, to the Knowledge of Parent, there are not any facts or circumstances that could give rise to any material liability in the event of any such Legal Proceeding or Action.

(g) Each Badcock Benefit Plan that is intended to be a tax-qualified plan under Section 401(a) of the Code is so qualified, and is the subject of a favorable determination letter, opinion letter or advisory letter, as applicable, from the IRS to the effect that such Badcock Benefit Plan and related trust is so qualified. To the Knowledge of Parent, no event has occurred and no circumstances exist that would reasonably be expected to materially and adversely affect the tax-qualification of such Badcock Benefit Plan.

(h) The Company has not engaged in, and to the Knowledge of Parent, no other “party in interest” or “disqualified person” with respect to any Badcock Benefit Plan has engaged in any non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that could, directly or indirectly (whether through indemnification or otherwise), subject the Company to any material Tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA.

(i) Neither the Company, nor any of its ERISA Affiliates, has during the Look-Back Period, contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any material liability, directly or indirectly (contingent or otherwise), with respect to (i) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code; (ii) any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (iii) except as set forth on Section 2.16(i) of the Company Disclosure Schedule, any plan or arrangement that provides post-employment medical, life insurance or other welfare-type benefits to any current or former Badcock Employee (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by Legal Requirement).

(j) Each Badcock Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance in material respects with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended. Since the Look-Back Date, the Company has complied in all material respects with the annual health insurance coverage reporting requirements under Sections 6055 and 6056 of the Code. Except as would not reasonably be expected to result in any material liability to Issuer, neither of the Company or, to the Knowledge of Parent, any ERISA Affiliate has incurred, and to the Knowledge of Parent, (i) no event has occurred, and (ii) no condition or circumstances exists, that could subject the Company to any material penalty or excise Tax under Sections 4980D and 4980H of the Code.

(k) Neither the execution nor delivery of this Agreement nor the consummation of the Contemplated Transactions would, whether alone or in combination with any other event(s), (i) entitle any Badcock Employee, individual independent contractor or other individual service provider of the Company to, or result in any increase in the amount or enhancement to the terms of, any severance pay, unemployment compensation or any other payment or benefit, (ii) trigger any increased or accelerated contributions to any Badcock Benefit Plan or trigger funding of any Badcock Benefit Plan, (iii) accelerate the time of payment, vesting or funding or increase the amount or enhance the terms of compensation or benefits due to any Badcock Employee or individual independent contractor or other individual service provider of the Company, or (iv) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other payment, constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). The Company is not obligated in any way to pay any gross up or other payment or indemnification amount relating to any Tax that could be imposed under Sections 280G, 409A or 4999 of the Code to any Badcock Employee or other individual service provider of the Company.

Section 2.17 Environmental Matters. Except as would not, individually or in the aggregate, be material to the Company: (i) the Company is and at all times during the Look-Back Period has been in compliance in all respects with all applicable Environmental Laws, (ii) the Company holds all Environmental Permits that are necessary for the conduct of the Business as currently conducted, all such Environmental Permits are valid and in full force and effect, the Company is and at all times during the Look-Back Period has been in compliance in all material respects with all such Environmental Permits and there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened that seeks the revocation, cancellation, suspension or adverse modification of any such Environmental Permit. The Company has not received any written notice, demand, citation, request for information, claim or Order alleging any material violation of or material liability under any Environmental Laws or relating to Hazardous Materials with respect to the Company or any assets owned or used by the Company. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against the Company or any assets owned or used by the Company under Environmental Laws. Except as would not, individually or in the aggregate, be material to the Company, there has been no Release of, or exposure to, any Hazardous Materials on, at, under or from any Company Owned Real Property, Company Leased Real Property, any real property formerly owned, leased or occupied by the Company or, to the Knowledge of Parent, at any other location that could reasonably be expected to give rise to material liability on the part of the Company under Environmental Laws. Except as set forth on Section 2.17 of the Company Disclosure Schedule, the Company has not provided an indemnity with respect to, expressly assumed or undertaken any liability, including any corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws, except for customary indemnities entered into in the ordinary course of business. The Company has made available to Issuer true, complete and accurate copies of all material site assessment reports, studies, and audits prepared since November 22, 2021 relating to the Business, the Company Owned Real Property, the Company Leased Real Property and any real property formerly owned, leased or occupied by the Company that are in the reasonable control and possession of the Company.

Section 2.18 Legal Proceedings; Orders. Except as set forth on Section 2.18 of the Company Disclosure Schedule, there is no pending material Legal Proceeding affecting the Company and, to the Knowledge of Parent, no Person has threatened to commence any such material Legal Proceeding. There is no material Order to which the Company is subject. There are no material settlement, consent, non-assertion or other similar agreements to which the Company is a party pursuant to which the Company has any outstanding liabilities, obligations or limitations.

Section 2.19 Rental Contracts; Inventory.

(a) The Company has no lease or rent-to-own Contract currently used by the Company or in the Business.

(b) During the Look-Back Period, all Inventory was, in all material respects, ordered new or factory refurbished, purchased new or factory refurbished, or acquired in the ordinary course of business pursuant to acquisitions and consistent with the regular inventory practices of the Company.

Section 2.20 Key Business Relationships.

(a) Section 2.20(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of (i) the top 10 Dealer locations of the Business based on revenue generated by Dealers at such locations for the twelve months December 31, 2022 (each such Dealer referred to as a “Key Dealer”) and, in each case, the amount of such revenue generated with respect to each Key Dealer, and (ii) the top 10 vendors or suppliers of the Business based on expenses for the twelve months ended December 31, 2022 (and, together with Snap Finance LLC and its Affiliates, each, a “Key Vendor”) and the amount of such expenses incurred with respect to each Key Vendor (including, for the avoidance of doubt, Snap Finance LLC and its Affiliates).

(b) The Company has not at any time delivered to, or received from, any Key Dealer or Key Vendor any written notice or written allegation of a material default or material breach with respect to any Contract. None of the Key Dealers or Key Vendors has (i) terminated or failed to renew or given written, or to the Knowledge of Parent, verbal notice to the Company evidencing its intention to terminate or fail to renew its relationship with such entity, (ii) been in a material dispute with Parent or its Subsidiaries, with respect to the Business or the Company, (iii) with respect to the Key Dealers, given written, or to the Knowledge of Parent, verbal notice to the Company, with respect to the Business or the Company evidencing that it plans to materially reduce the quantity of products or services that it purchases from such entity or otherwise materially alter the terms of its commercial relationship in a manner that would be detrimental to the Company, or (iv) with respect to the Key Vendors, given written, or to the Knowledge of Parent, verbal notice to the Company, evidencing that it plans to materially reduce the quantity of products or services that it provides to such entity or otherwise materially alter the terms of its commercial relationship in a manner that would be detrimental to the Company.

Section 2.21 Product Warranty and Product Liability.

(a) During the Look-Back Period, the Company has not manufactured or designed (other than with respect to packaging or branding) any goods, products or Inventory that it sells or distributes.

(b) Sections 2.21(b)(i) and (ii) of the Company Disclosure Schedule set forth a true, complete and correct list of (i) each Action related to the Company warranty, product liability or guaranty that has, or would reasonably be expected to involve, a cost to the Company in excess of $1,000,000 individually or $5,000,000 in the aggregate, and (ii) each recall required to be taken by the Company, in each case of clauses (i) and (ii), with respect to any goods, products or Inventory sold or distributed by or any service provided by the Company at any time during the Look-Back Period. All Actions and recalls related to the Company warranty, product liability or guaranty listed on Sections 2.21(b)(i) or (ii) of the Company Disclosure Schedule have been resolved and the Company does not have any further material liability with respect thereto. Except as listed on Section 2.21(b)(iii) of the Company Disclosure Schedule, no Action or series of Actions related to the Company warranty, product liability or guaranty with respect to goods, products or Inventory sold or distributed by, or services provided by the Company has resulted in a cost or liability to the Company in excess of $1,000,000 individually or $5,000,000 in the aggregate in any calendar year during the Look-Back Period.

(c) During the Look-Back Period, the Company has not received any written notice of any recalls ordered by any Governmental Body or any other Person with respect to any goods, products or Inventory sold or distributed by, or services provided by the Company or the Business. Except as listed on Section 2.21(c) of the Company Disclosure Schedule, during the Look-Back Period, there has not been any written Order or Action declaring or alleging any of the goods, products or Inventory sold or distributed by, or services provided by the Company to be materially defective or unsafe. To the Knowledge of Parent, no goods, products or Inventory sold, made or distributed by the Company contains, or during the Look-Back Period, contained, asbestos.

Section 2.22 Dealer Matters.

(a) Section 2.22(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of (i) all Dealer Agreements (including, for the avoidance of doubt, each amendment thereto), (ii) the exact legal name of each Dealer party to such Dealer Agreement, as such name appears in its respective certificate of incorporation, formation or such other applicable organizational document, in all material respects, (iii) the jurisdiction of organization or formation, as applicable, for each Dealer party to such Dealer Agreement, in all material respects, (iv) the business address of the Designated Premises under such Dealer Agreement, in all material respects and (v) the effective date and expiration date of such Dealer Agreement, in all material respects. No Dealer Agreement varies in any material respect from the form of Dealer Agreement provided to the Issuer except as set forth on Section 2.22(a) of the Company Disclosure Schedule. The Company has delivered to Issuer true and complete copies, including all material amendments, exhibits and schedules thereto, of the Dealer Agreements, it being understood that amendments related to the consignment and ownership of the merchandise, the Company’s (or its designee’s or any third party beneficiaries’) access to the premises, the obligations of a Dealer to keep the merchandise lien free or payment or the deposit and collection of monies from the sale of merchandise are material.

(b) To the Knowledge of Parent, each Person who is (i) operating a retail business identified by any Trademarks included in the Company Owned IP, including “Badcock Home Furniture & more” or “Badcock Home Furnishings Center” or (ii) selling home furnishings, appliances or other durable goods consigned by the Company to such Person, is a party to a Dealer Agreement,

(c) Except for the Dealer Agreements, the Company is not bound by any other Contract granting a right to any Person to (i) develop or operate a retail business identified by any Trademarks included in the Company Owned IP, including “Badcock Home Furniture & more” or “Badcock Home Furnishings Center” or (ii) sell home furnishings, appliances or other durable goods consigned by the Company to such Person.

(d) No Dealer Agreement prohibits or restricts the Business or the Company from offering or selling competitive merchandise through any channel of distribution under any Trademarks that are not licensed to the applicable Dealer under such Dealer Agreement.

(e) During the Look-Back Period, the Company has not operated (i) a franchise system subject to the FTC Rule in connection with its retail operation of the Business, or (ii) any network or system of dealers or retailers to sell goods or services anywhere in the United States other than the Badcock Dealer Network.

(f) The Company has complied with all applicable Franchise and Dealer Relationship Laws in all material respects, except where such failure would not result in a Company Material Adverse Effect or is otherwise not subject to them or is otherwise exempt therefrom.

(g) To the Knowledge of Parent, none of the terms or provisions of any Dealer Agreement violates any applicable Legal Requirement in any material respect, and none of the policies or practices of the Company in connection with its relationship with any Dealer violates any applicable Legal Requirement in any material respect. Without limiting the foregoing, no changes in the Dealer commission structure or rates implemented by the Company since the beginning of the Look-Back Period has, to the Knowledge of Parent, breached or violated the rights of any Dealer under its Dealer Agreement or under applicable Legal Requirement in any material respect.

(h) Since the beginning of the Look-Back Period, the Company has not received any written, or to the Knowledge of Parent, verbal notice, demand or claim from a Dealer that the Company has violated any Legal Requirements in connection with its relationship with such Dealer in any material respect or that its Dealer Agreement constitutes a Franchise under applicable Franchise Sales Laws.

(i) Except as set forth on Section 2.22(i) of the Company Disclosure Schedule and, in the case of clause (ii), after giving effect to the assignment of such financing statements attached to any release agreement delivered pursuant to Section 1.3(a)(v), the Company has (i) a duly perfected, first priority security interest in all furniture, merchandise, and other goods owned by the Company and delivered by the Company to Dealer pursuant to the applicable Dealer Agreement and (ii) not assigned any such security interest or financing statement that lists the Company as a secured party filed in respect of a Dealer Agreement.

(j) Section 2.22(j) of the Company Disclosure Schedule sets forth a true, complete and correct list of all of the banks that the Company currently has deposit account, and identifies each of the Company’s deposit accounts at such bank (including those that are used solely for receiving store receipts from (x) a retail store location of the Company or (y) any store owned or leased and operated by a Dealer).

(k) Section 2.22(k) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Credit Card Processing Agreements as of the Equity Closing Date. The Company has delivered to Issuer true and complete copies, including all exhibits, schedules and amendments thereto, of such Credit Card Processing Agreements.

(l) Since the beginning of the Look-Back Period, the Company has not received any written notice of, or to the Knowledge of Parent, verbal notice, that the relationship between such party and any Dealer under the terms of the Dealer Agreement constitutes a Franchise or a business opportunity under any Franchise Sales Laws or any state business opportunity laws.

Section 2.23 Insurance. Except as has not had, and would not reasonably be expected to result in a Company Material Adverse Effect, (a) all current, insurance policies (or replacements thereof) and Contracts of insurance of the Company are in full force and effect and are valid and binding and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. The Company has not received written notice of cancellation or termination with respect to any current third party insurance policies or Contracts of insurance (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to result in a Company Material Adverse Effect.

Section 2.24 Accounts.

(a) During the Look-Back Period, the Company has not issued any Credit Cards or partnered with a third-party bank in issuance of any private label Credit Cards.

(b) Each Company Account that is currently in effect (i) is a valid and binding obligation of the Company and, to the Knowledge of Parent, each Borrower party thereto, (ii) is, to the Knowledge of Parent, enforceable against such Borrowers in accordance with its terms, subject to (A) any claims and defenses asserted by such Borrower with respect to disputed transactions, (B) the Servicemembers Civil Relief Act and (C) the General Enforceability Exceptions, (iii) is, to the Knowledge of Parent, not subject to any claim of usury against the Company or of fraud or offset, recoupment, adjustment, rescission or any other valid and cognizable claim or defense of a Borrower, and (iv) was originated in accordance with, and has at all times been serviced in accordance with, and otherwise complies with all Legal Requirement, including all Consumer Credit Laws, in each case as would materially and adversely affect the validity, enforceability or collectability of such Account.

(c) The Company has established and maintained a compliance management system designed to ensure compliance with all Consumer Credit Laws and has made available a copy of such system to Issuer.

(d) Each Account that is currently in effect is governed by an Account Agreement. Representative forms of Account Agreements used since January 1, 2023 have been made available to Issuer. The terms of the Account Agreements currently in effect have not been materially waived, impaired, altered or modified. During the Look-Back Period, each of the Charged Off Accounts has been charged off by the Company in accordance with the policies and procedures of the Company and any applicable Legal Requirements.

Section 2.25 Company Affiliated Transactions. Section 2.25 of the Company Disclosure Schedule sets forth a true, complete and correct list of all Contracts and transactions currently in effect between the Company, on the one hand, and any officer, director, member, manager, direct or indirect equity holder or Affiliate of the Company (except for any employment arrangements (including compensation) entered into in the ordinary course of business or indemnification or exculpation obligations). Such transactions or arrangements described in the immediately preceding sentence are referred to herein collectively as “Company Affiliated Transactions”. To the Knowledge of Parent, no Affiliate, director, officer, partner, member, manager or direct or indirect equity holder of the Company, or any affiliate of any of the foregoing or any entity in which any of the foregoing Persons owns Equity Interests, (a) owns or has any other interest in any material assets or properties, tangible or intangible, which is used by the Company in the conduct of the Business, (b) has any material commercial relationship (including as landlord, tenant, vendor, distributor, customer, consultant, lender, creditor, borrower, supplier, licensee, licensor, competitor, representative or other business relationship) with the Company, (c) has any ownership or other interest in or has made any loan to, or is a director (or applicable equivalent), officer or employee of any Key Vendor or Key Dealer or competitor of the Company, or (d) is a party to any Action that is pending or, to the Knowledge of Parent, threatened, against the Company.

Section 2.26 Acknowledgement by the Company. The Company is neither relying nor has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement and the Transaction Documents. The representations and warranties by Issuer contained in this Agreement and the Transaction Documents constitute the sole and exclusive representations and warranties of Issuer, the other Issuer Companies and their respective Representatives in connection with the Contemplated Transactions, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by Issuer. The Company acknowledges that, except for the representations and warranties of Issuer contained in Article IV, no representations or warranties are made by Issuer or its Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by the Company or any of its Representatives) or any management presentations that have been or shall hereafter be provided to the Company or its Representatives.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT, FREEDOM VCM AND NEWCO BHF

Each of Parent, Freedom VCM and Newco BHF hereby represents and warrants to Issuer, as of the Equity Closing Date (unless the particular representation or warranty speaks expressly as of another date, in which case, such representation or warranty is made as of such other date), as to itself only as follows (it being understood that each representation or warranty contained in this Article III is subject to Section 7.9 and the exceptions and disclosures set forth in the Company Disclosure Schedule):

Section 3.1 Organization and Good Standing. Each of Parent, Freedom VCM and Newco BHF is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized, or in good standing would not reasonably be expected to result in a Company Material Adverse Effect. Each of Parent, Freedom VCM and Newco BHF has all requisite power and authority to own, operate and lease the assets and properties that it purports to own, operate or lease and to carry on its business as it is currently conducted.

Section 3.2 Authorization; Execution; Enforceability. Each of Parent, Freedom VCM and Newco BHF has the requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party. The execution, delivery and performance by each of Parent, Freedom VCM and Newco BHF of this Agreement, the other Transaction Documents to which it is a party, and each of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of such party and no other act or proceeding on the part of such party is necessary to authorize the execution, delivery or performance by such party of this Agreement or any Transaction Document to which it is a party or the consummation of any of the transactions contemplated hereby or thereby. This Agreement, and each other Transaction Document to which Parent, Freedom VCM or Newco BHF is a party have been duly and validly executed and delivered by each such party and, assuming the due and valid execution and delivery of this Agreement and the other applicable Transaction Documents by the other parties hereto and thereto, constitute a valid, legal and binding obligation of such party, enforceable against such party in accordance with its terms, except as the enforceability hereof or thereof may be limited by the General Enforceability Exceptions.

Section 3.3 Non-Contravention; Consents.

(a) Neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time, or both):

(i) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company operating agreement, or Organizational Documents of Parent, Freedom VCM and Newco BHF;

(ii) contravene, conflict with or result in a violation of, in any material respect, any Legal Requirement or any Order to which Parent, Freedom VCM or Newco BHF or any material asset of such party is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Newco BHF or that otherwise relates to the Business or to any of the material assets of the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (1) declare a default or exercise any remedy or relief under any such Material Contract; (2) accelerate the maturity or performance of any such Material Contract; or (3) cancel, terminate or modify any right, benefit, obligation or other term of such Material Contract; or

(v) result in the imposition, creation or continuance of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset of the Company;

except, with respect to clauses (i), (iv) and (v), where any such failure would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, neither Parent, Freedom VCM or Newco BHF is making, nor will any such party be required to make, any filing with or give any notice to, or to obtain any Consent from, any third-party or Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Contemplated Transactions, except where any such failure would not reasonably be expected to result in a Company Material Adverse Effect.

Section 3.4 Brokers or Finders. No agent, broker, finder, investment banker, Person or firm acting on behalf of Parent, Freedom VCM or Newco BHF or any of their respective Subsidiaries (including the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions as a result of arrangements made by or on behalf of the Company, other than any broker, finder or investment banker whose fees will be paid by Parent, Freedom VCM or Newco BHF.

Section 3.5 Badcock Units. Newco BHF has good and valid title to the Badcock Units, free and clear of all Encumbrances, other than Permitted Encumbrances or restrictions on securities under applicable Legal Requirements. Other than this Agreement and the Organizational Documents of the Company, the Badcock Units are not subject to any voting trust agreement or other Contract, restricting the voting, dividend rights or disposition of the Badcock Units.

Section 3.6 Taxes. To the Knowledge of Parent, there are no facts that would cause the transactions set forth in this Agreement to be treated for Tax purposes other than as described in Section 5.5(e)(i) hereof.

Section 3.7 Acknowledgement by Parent, Freedom VCM and Newco BHF. Each of Parent, Freedom VCM and Newco BHF is neither relying nor has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement and the Transaction Documents. The representations and warranties by Issuer contained in this Agreement and the Transaction Documents constitute the sole and exclusive representations and warranties of Issuer, the other Issuer Companies and their respective Representatives in connection with the Contemplated Transactions, and each of Parent, Freedom VCM and Newco BHF understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by Issuer. Each of Parent, Freedom VCM and Newco BHF acknowledges that, except for the representations and warranties of Issuer contained in Article IV, no representations or warranties are made by Issuer or its respective Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by Parent, Freedom VCM, and Newco BHF or any of their respective Representatives) or any management presentations that have been or shall hereafter be provided to Parent, Freedom VCM, Newco BHF or their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING ISSUER

Issuer hereby represents and warrants to Parent, Freedom VCM and Newco BHF, as of the Equity Closing Date (unless the particular representation or warranty speaks expressly as of another date, in which case, such representation or warranty is made as of such other date), as follows (it being understood that each representation or warranty contained in this Article IV is subject to (i) Section 7.9, (ii) the exceptions and disclosures set forth in the Issuer Disclosure Schedule and (iii) any information set forth in the documents filed on the SEC’s EDGAR database and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof), other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature):

Section 4.1 Organization and Good Standing.

(a) Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to result in an Issuer Material Adverse Effect. Issuer has all requisite power and authority to own, operate and lease the assets and properties that it purports to own, operate or lease and to carry on its business as it is currently conducted.

(b) Issuer has made available to Parent, Freedom VCM and Newco BHF copies of its Organizational Documents and such Organizational Documents are true, accurate and complete in all respects and reflect all amendments made through the date hereof.

Section 4.2 Authorization, Execution; Enforceability. Issuer has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party. The execution, delivery and performance by Issuer of this Agreement, the other Transaction Documents to which Issuer is a party, and each of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of Issuer and no other act or proceeding on the part of Issuer is necessary to authorize the execution, delivery or performance by Issuer of this Agreement or any Transaction Document to which Issuer is a party or the consummation of any of the transactions contemplated hereby or thereby. This Agreement and each other Transaction Document to which Issuer is a party have been duly and validly executed and delivered by Issuer and, assuming the due and valid execution and delivery of this Agreement and the other applicable Transaction Documents by the other parties hereto and thereto, constitute a valid, legal and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as the enforceability hereof or thereof may be limited by the General Enforceability Exceptions.

Section 4.3 Non-Contravention; Consents.

(a) Neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time, or both):

(i) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws, or Organizational Documents of any Issuer Company;

(ii) contravene, conflict with or result in a violation of, in any material respect, any Legal Requirement or any Order to which any Issuer Company or any material asset of any Issuer Company is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any Issuer Company or that otherwise relates to the business of any Issuer Company or to any of the material assets of any Issuer Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Issuer Material Contract, or give any Person the right to: (1) declare a default or exercise any remedy or relief under any such Issuer Material Contract; (2) accelerate the maturity or performance of any such Issuer Material Contract; or (3) cancel, terminate or modify any right, benefit, obligation or other term of such Issuer Material Contracts; or

(v) result in the imposition, creation or continuance of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset of any Issuer Company;

except, with respect to clauses (i), (iv) and (v), where any such failure would not reasonably be expected to result in an Issuer Material Adverse Effect.

(b) Except as set forth on Section 4.3(b) of the Issuer Disclosure Schedule, no Issuer Company is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any third-party or Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Contemplated Transactions, except where any such failure would not reasonably be expected to result in an Issuer Material Adverse Effect.

Section 4.4 Capitalization of Issuer.

(a) Issuer Stockholders collectively own beneficially and of record 100% of the issued and outstanding Equity Interests of Issuer. The authorized capital stock of Issuer consists solely of 100,000,000 authorized shares of Issuer Common Stock and 1,000,000 authorized shares of Issuer Preferred Stock. As of December 11, 2023 (i) 24,550,113 shares of Issuer Common Stock are issued and outstanding, (ii) 1,000,000 shares of Issuer Preferred Stock are issued and outstanding, (iii) 9,405,000 shares of Issuer Common Stock are held in the treasury of Issuer, (iv) 600,000 shares underlying outstanding options to purchase shares of Issuer Common Stock granted under the Issuer Equity Plan with a weighted average exercise price of $30.12, (v) 1,975,551 shares of Issuer Common Stock underlying outstanding restricted stock units granted under the Issuer Equity Plan, (vi) 397,621 shares of Issuer Common Stock underlying performance vesting restricted stock units granted under the Issuer Equity Plan assuming maximum performance, and (vii) 949,836 shares of Issuer Common Stock reserved and available for issuance under the Issuer Equity Plan. The Issuer Preferred Stock issued pursuant to the terms of this Agreement is duly authorized, is validly issued, has the rights, preferences and privileges specified in Issuer’s Organizational Documents, as amended, is free of any Encumbrances, and is not issued in violation of any preemptive or similar purchase rights or any purchase option, right of first refusal, call right or other similar rights or other restrictions on transfer, other than (i) restrictions on transfer under applicable state and federal securities Legal Requirements, (ii) those as are created by or related to Newco BHF and its Subsidiaries and (iii) those arising under this Agreement and the other Transaction Documents.

(b) Issuer or one or more wholly owned Subsidiaries of Issuer collectively own beneficially and of record 100% of the issued and outstanding Equity Interests of each of Issuer’s Subsidiaries. All of the issued and outstanding Equity Interests of each of Issuer’s Subsidiaries have been duly authorized, are validly issued, and no such Equity Interests were issued in violation of the Organizational Documents of Issuer and such Issuer’s Subsidiaries, any applicable Legal Requirements, or any applicable preemptive right, purchase option, call or right of first refusal or offer or similar right, or restriction on transfer on the Equity Interests of the Issuer’s Subsidiaries.

(c) Except as set forth on Section 4.4(c) of the Issuer Disclosure Schedule, (i) no Issuer Preferred Stock issued pursuant to the terms of this Agreement or any other Transaction Document is entitled or subject to any preemptive right, right of repurchase, redemption or forfeiture, right of participation, right of maintenance or any similar rights; (ii) no Issuer Preferred Stock issued pursuant to the terms of this Agreement or any other Transaction Document is subject to any right of first refusal; and (iii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to) any Issuer Preferred Stock issued pursuant to the terms of this Agreement or any other Transaction Document. Issuer is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any Issuer Preferred Stock issued pursuant to the terms of this Agreement or any other Transaction Document.

(d) As of the date of this Agreement, there is no outstanding indebtedness for borrowed money (or guarantees thereof) of Issuer and its Subsidiaries other than indebtedness for borrowed money reflected on the consolidated balance sheet of Issuer and its Subsidiaries set forth in the Issuer Financial Statements.

(e) There are no outstanding options, stock appreciation, performance units, phantom stock or phantom stock rights, profit participation, conversion, or similar rights or other equity appreciation or other equity or equity-based compensation rights or arrangements with respect to any of the Issuer Preferred Stock issued pursuant to the terms of this Agreement and/or any other Transaction Document.

(f) Other than as described in Section 4.4(a) and except as set forth on Section 4.4(f) of the Issuer Disclosure Schedule, there is no (i) outstanding security of Issuer convertible into, exchangeable or exercisable for any Equity Interests of Issuer, (ii) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Equity Interests of Issuer, including securities convertible into or exchangeable for Equity Interests of Issuer; (iii) equity equivalent, interest in the ownership or earnings, or other similar right of or with respect to Issuer; (iv) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any Equity Interests of Issuer or that has the right to vote on any matter on which the Issuer Stockholders have the right to vote; or (v) Contract under which Issuer is or would become obligated to sell or otherwise issue any Equity Interests.

(g) Issuer is not party to any agreement with any holder of Issuer Equity Interests that (i) allows such holder to include such Equity Interests in any registration; (ii) allows such holder to initiate a demand for registration of any securities held by such holder or prospective holder; or (iii) otherwise conflicts with the rights granted to any of Parent, Newco BHF and Freedom VCM under this Agreement or any of the other Transaction Documents

Section 4.5 Subsidiaries.

(a) Except as set forth on Section 4.5(a) of the Issuer Disclosure Schedule, Issuer does not have any Subsidiaries and does not, directly or indirectly, hold beneficially or of record any Equity Interests of any other Person.

(b) Each Subsidiary of Issuer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concepts are applicable under the laws of the jurisdiction of its organization) and is duly qualified or authorized to do business and is in good standing (or the equivalent thereof, if applicable) under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized, or in good standing would not reasonably be expected to result in an Issuer Material Adverse Effect. Each Subsidiary of Issuer has all requisite power and authority to own and lease its properties and assets and carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to result in an Issuer Material Adverse Effect.

(c) Section 4.5(c) of the Issuer Disclosure Schedule sets forth for each Subsidiary of the Issuer (i) its name and jurisdiction of organization and (ii) its form of organization. Each outstanding partnership or limited liability company unit or share of capital stock of each Subsidiary of Issuer is duly authorized, validly issued, (in the case of shares of capital stock) fully paid and nonassessable and is not subject to and was not issued in violation of any preemptive rights. Issuer is the sole direct or indirect beneficial and record owner of the outstanding Equity Interests in each of its Subsidiaries.

Section 4.6 SEC Documents; Financial Statements; Controls; Listing.

(a) Except as set forth on Section 4.6(a) of the Issuer Disclosure Schedule, Issuer has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2020 (all such documents, collectively, the “Issuer SEC Documents”). Issuer has made available copies of the unaudited consolidated balance sheet of Issuer dated as at December 31, 2022, the related unaudited consolidated statement of income of Issuer, and any notes thereto or schedules included therein (the “Issuer Financial Statements”). The Issuer SEC Documents, at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Issuer SEC Document filed or furnished prior to the date hereof), (i) complied, and currently comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and (ii) complied, and currently comply, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Issuer Financial Statements present fairly in all material respects the consolidated financial position of the Issuer Companies as of the dates thereof and for the periods covered thereby (except as otherwise noted therein or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and subject to the absence of footnotes and normal and recurring year-end audit adjustments). For the avoidance of doubt, (i) the Issuer Financial Statements and the foregoing representations and warranties are qualified by the fact that the business of Issuer Companies has operated as a part of a consolidated group of Issuer entity and the business of Issuer Companies has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the business of Issuer Companies would incur on a standalone basis or on an integrated basis within another organization, and (ii) the Financial Statements are not pro forma financial statements giving effect to the transactions contemplated by this Agreement.

(b) Issuer and its Subsidiaries (i) maintain a system of internal accounting controls over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and preparation of the Issuer Financial Statements in accordance with GAAP (except as may be indicated in the notes therein or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (ii) have not identified any significant deficiencies or material weakness in the design or operation of its internal accounting controls.

(c) Issuer does not have any liability or obligation of the type required to be reflected in financial statements prepared in accordance with GAAP, other than any such liabilities or obligations (i) reflected or reserved against on the Issuer Financial Statements or (ii) incurred since August 30, 2023 in the ordinary course of business (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation by Issuer or any of its Subsidiaries).

(d) No Issuer Company is a party to, or has any commitment to become a party to, any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

(e) All Accounts Receivable outstanding as of the date of this Agreement (i) resulted from bona fide sales in the ordinary course of business, and (ii) represent the genuine, valid and legally enforceable obligations of the account debtor, payable on trade terms granted in the ordinary course of business. Except as would not result in an Issuer Material Adverse Effect, no portion of the Accounts Receivable is delinquent or subject to any valid defense, set off or counterclaim. There is no material contest, claim or right of set-off under any Issuer Material Contract with any obligor of any Accounts Receivable related to the amount or validity of such Accounts Receivable, and no bankruptcy, insolvency or similar actions have been commenced by or against any such obligor. Except as set forth on Section 4.6(e) of the Issuer Disclosure Schedule and other than the Consumer Credit Receivables, no Account Receivable of Issuer is delinquent by 90 days or more and, to the Knowledge of Issuer, no written communications of default have been received by any Issuer Company with respect to such Accounts Receivable.

(f) Without limiting the generality of the foregoing Section 4.6(e), all consumer credit receivables outstanding as of the date of this Agreement have been originated, serviced, and collected in compliance in all material respects with the Issuer’s underwriting, servicing and collection policies, true, complete and correct copies of which have been made available by the Company to Issuer. All consumer credit receivables originated by an Issuer Company outstanding as of the date of this Agreement were, to the Knowledge of Issuer, originated based on true and accurate underwriting information in all material respects. Each finance charge disclosed, billed, charged or received by an Issuer Company in connection with all such consumer credit receivables is calculated in all material respects in accordance with the methodology for determining such finance charge contained in the Contract between the account debtor, on the one hand, and such Issuer Company, on the other hand, under which such account debtor is obligated to make a payment therefor to such Issuer Company.

(g) All Inventory consists of a quality and quantity usable and salable in the ordinary course of business and is not excessive, but is reasonable in the present circumstances of Issuer, subject to allowances in accordance with GAAP, if any, to the extent expressly reflected in the Issuer Financial Statements for obsolete, damaged, defective, excess or slow-moving items. The reserve for such obsolete, damaged, defective, excess of slow-moving Inventory is in all material respects adequate and calculated consistently with past practices of Issuer. Except as set forth on Section 4.6(g) of the Purchaser Disclosure Schedule, (i) all such Inventory is owned by Issuer free and clear of all Encumbrances, other than Permitted Encumbrances, (ii) all Inventory is located at premises leased by Issuer or one of its Subsidiaries, (iii) no Inventory is held by Issuer or any of its Subsidiaries on a consignment basis and (iv) all Inventory was purchased for use in the business of the Issuer Company in the ordinary course of business.

(h) Issuer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to Issuer required to be disclosed in the Issuer SEC Documents is recorded, summarized and reported within the time periods specified by the SEC and that such information is communicated to Issuer’s management. There are no material weaknesses in the design or operation of the internal control over financial reporting of Issuer and its Subsidiaries.

(i) The Issuer Common Stock is listed on Nasdaq Global Select Market, and Issuer has not received any notice of delisting. Issuer has taken no action that is designed to terminate the registration of the Issuer Common Stock under the Exchange Act.

Section 4.7 Absence of Changes.

Except as set forth on Section 4.7 of the Issuer Disclosure Schedule:

(a) Since August 30, 2023, except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents, the Issuer Companies have conducted its business in the ordinary course of business consistent with past practice in all material respects.

(b) Since August 30, 2023 and through the date of this Agreement, no Effect has occurred or exists that, individually or in the aggregate, has had, or would reasonably be expected to have, an Issuer Material Adverse Effect.

(c) Since August 30, 2023, Issuer has not declared or paid any dividends or made any other distribution to its equityholders other than in the ordinary course of business consistent with past practice in all material respects;

(d) Since August 30, 2023, Issuer has not made any material change in any method of accounting or accounting practice or policy other than as required by changes in any applicable Legal Requirement or GAAP; and

(e) Since August 30, 2023, Purchaser has not sold, leased, licensed or otherwise disposed of any material assets, except (i) Inventory sold in the ordinary course of business consistent with past practice, and (ii) non-exclusive licenses granted in the ordinary course of business; Since August 30, 2023, Issuer has not made or incurred any material capital expenditure, other than planned capital expenditures for fiscal year 2023.

Section 4.8 Assets. The Issuer Companies have good and valid title to, or a valid and enforceable leasehold interest in, license to or valid right to use, all of the material assets, properties and rights of the Issuer Companies and any other material assets, properties and rights owned or purported to be owned by the Issuer Companies. All of said assets, properties and rights are owned by an Issuer Company free and clear of any Encumbrances, except Permitted Encumbrances.

Section 4.9 Real Property; Leasehold.

(a) No Issuer Company owns or has ever owned any real property.

(b) With respect to each lease, sublease, license, or similar use or occupancy agreement (each a “Issuer Lease”) pursuant to which any Issuer Company leases or otherwise uses or occupies real property (all such real property that is the subject of any Issuer Lease, the “Issuer Leased Real Property”), (i) each Issuer Lease is the legal, valid and binding obligation of the applicable entity that is lessee, sublessee or occupant thereunder subject to the General Enforceability Exceptions, and (ii) the applicable lessee, sublessee or occupant entity is not in default, and no other party to such Issuer Lease is in default beyond any applicable notice and cure period, under such Issuer Lease, except, in each case of (i) and (ii), as would not reasonably be expected to have an Issuer Material Adverse Effect. Section 4.9(b) of the Issuer Disclosure Schedule sets forth a complete, current and correct list of all Issuer Leases with respect to the Issuer Leased Real Property.

(c) With respect to the Issuer Leased Real Property, all material buildings, structures, fixtures and improvements are in satisfactory condition (reasonable wear and tear excepted) sufficient to support the operations of the Issuer Companies’ business as presently conducted. Except as set forth on Section 4.9(c) of the Issuer Disclosure Schedule, there are no leases, subleases, licenses or occupancy agreements by any Issuer Company granting to any Person the right of use or occupancy of any portion of the Issuer Leased Real Property (except under the Issuer Leases). As of the date of this Agreement, no Issuer Company has received any written notice of any pending or threatened condemnation or other Legal Proceedings relating to the Issuer Leased Real Property, except as would not reasonably be expected to have an Issuer Material Adverse Effect.

Section 4.10 Intellectual Property; Data Privacy.

(a) Section 4.10(a) of the Issuer Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (i) each item of Registered IP owned or purported to be owned by any Issuer Company (the “Issuer Registered IP”) and includes, where applicable, the jurisdiction, record owner, issuance, registration and application number and date and (ii) material proprietary Software owned or purported to be owned by any Issuer Company from which any Issuer Company derives material revenue. For the avoidance of doubt and notwithstanding anything to the contrary, no social media account names or handles shall be required to be set forth on Section 4.10(a) of the Issuer Disclosure Schedules. Except as would not reasonably be expected to result in an Issuer Material Adverse Effect, the Issuer Registered IP is subsisting, and none of the registrations included in the Issuer Registered IP is invalid or unenforceable, and all applications for registrations for the Issuer Registered IP are pending and in good standing.

(b) Except as would not reasonably be expected to result in an Issuer Material Adverse Effect, the Issuer Companies exclusively own all right, title and interest to and in the Issuer Owned IP free and clear of any Encumbrances other than Permitted Encumbrances, and the Issuer Companies have a valid right or license or other right to use all other material IP Rights used or held for use in or otherwise necessary for the conduct of the business of the Issuer Companies, (collectively, the “Issuer IP Rights”). Except as would not reasonably be expected to result in an Issuer Material Adverse Effect, (i) the Issuer IP Rights owned by the Issuer Companies immediately prior to the Equity Closing Date will be owned by the Issuer Companies immediately after the Equity Closing Date on substantially identical terms and conditions as immediately prior to the Equity Closing Date and (ii) the consummation of the Contemplated Transactions will not cause or require any Issuer Company to grant, or cause to be granted, to any third party any right to or with respect to any Issuer Owned IP.

(c) Except as would not reasonably be expected to result in an Issuer Material Adverse Effect, each Issuer Company has taken all commercially reasonable efforts to protect, preserve and maintain the confidentiality of all Trade Secrets owned, used or held for use by the Issuer Companies or with respect to the business of the Issuer Companies (“Issuer Trade Secrets”). Except as would not reasonably be expected to result in an Issuer Material Adverse Effect, there has been no unauthorized disclosure or use of any Issuer Trade Secrets or other material confidential information of the Issuer Companies or with respect to the business of the Issuer Companies.

(d) Except as would not reasonably be expected to result in an Issuer Material Adverse Effect, to the Knowledge of Issuer, no Person is infringing, misappropriating, diluting or otherwise violating any Issuer Owned IP.

(e) Except as would not reasonably be expected to result in an Issuer Material Adverse Effect, (i) to the Knowledge of Issuer, since the Look-Back Period, the conduct of the business of any Issuer Company has not and does not infringe, misappropriate, dilute or otherwise violate any IP Right of any third party and (ii) as of the date of this Agreement, no claim (including any offers to license) or Legal Proceeding is pending or has, since the Look-Back Period, been threatened in writing against Issuer or its Subsidiaries by any other Person either (A) involving or alleging any of the foregoing, or (B) challenging the ownership, use, validity, registration or enforceability of any Issuer Owned IP.

(f) Since the Look-Back Period, each Issuer Company, with respect to the business of the Issuer Companies and, with respect to the Processing of Issuer Data, its Data Processors (i) comply and has complied at all times with Privacy Requirements applicable to each Issuer Company; (ii) to the Knowledge of Issuer, with respect to the business of the Issuer Companies, each Issuer Company has not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Body or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements nor has any Issuer Company been subject to litigation relating to compliance with Privacy Requirements or the Processing of Personal Data; and (iii) each Issuer Company has not been subject to any regulatory inquiries or Action from any Governmental Body regarding any noncompliance or potential noncompliance with Privacy Requirements.

(g) Since the Look-Back Period, the Issuer Companies, with respect to the business of the Issuer Companies, have established, maintained and complied at all times in all material respects with an Information Security Program that complies with applicable Privacy Requirements and: (i) includes policies and procedures regarding the Processing of Personal Data with respect to the business of each Issuer Company, (ii) includes administrative, technical and physical safeguards that are commercially reasonable to protect the security, confidentiality, integrity and availability of any Personal Data owned, controlled, maintained, held, or Processed by or on behalf of any Issuer Company or any third party operating at the direction of any Issuer Company; (iii) includes commercially reasonable disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protects against Security Incidents, Malicious Code, and unauthorized access to, and disruption of, the Processing of Personal Data held by or on behalf of the Issuer, Issuer Data, and the Issuer Companies’ IT Systems. Since the Look-Back Period, there have been no material violations of the Issuer Companies’, with respect to the business of the Issuer Companies, Information Security Program, and as of the date of this Agreement, the Issuer Companies, with respect to the business of the Issuer Companies, are not in breach or default of any Contracts relating to the protection of its IT Systems or Issuer Data.

(h) During the Look-Back Period, except as set forth in Section 4.10(h) of the Issuer Disclosure Schedule, the Issuer Companies have not suffered and are not suffering a Security Incident, have not been and are not required to notify any Person or Governmental Body of any Security Incident, and have not been and are not adversely affected by any Malicious Code, ransomware or malware attack, or denial-of-service attacks on any IT System used by any Issuer Company. Neither the Issuer Companies nor any third party acting at the direction or authorization of any Issuer Company have paid any perpetrator of any actual or threatened Security Incident or cyber-attack, including but not limited to a ransomware attack or a denial-of-service attack. The Issuer Companies maintain, and have maintained, cyber liability insurance with reasonable coverage limits.

(i) Since the Look-Back Period, the IT Systems used by each Issuer Company operate and perform as is necessary to conduct the business of such Issuer Company in the manner in which it is currently being conducted, and are sufficient for the current needs and operations of the business of such Issuer Company. Since the Look-Back Period, the IT Systems of each Issuer Company are free of and do not contain any material defects or Malicious Code. Each Issuer Company has assessed and tested their Information Security Program on no less than an annual basis, mitigated or remediated all critical and high risks and vulnerabilities, and the Issuer Information Security Program has proven adequate and compliant with Privacy Requirements in all material respects.

Section 4.11 Contracts.

(a) Section 4.11(a) of the Issuer Disclosure Schedule sets forth, under the appropriate subsection, complete, current and correct list of all of the Issuer Material Contracts as of the date hereof. For purposes of this Agreement, “Issuer Material Contract” shall mean the following Contracts to which any Issuer Company is a party or by which any of its assets are bound:

(i) (A) any material joint venture, partnership or other similar Contract and (B) any shareholders, investors rights, registration rights or similar agreement or arrangement relating to any Issuer Company;

(ii) each Contract relating to the acquisition or disposition of any material business of any Issuer Company (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any Issuer Company has or would reasonably be expected to have material continuing rights or obligations following the date of this Agreement, including pursuant to any “earn-out” or indemnity;

(iii) any Contract (A) granting any Person a license, covenant not to sue or similar right to any material Issuer Owned IP, other than (1) non-exclusive licenses granted to customers or resellers in the ordinary course of business, (2) non-disclosure agreements entered into in the ordinary course of business and (3) non-exclusive licenses that are merely incidental to the transaction contemplated by the agreement in which such license is included; or (B) pursuant to which any Person has granted to any Issuer Company a license, covenant not to sue or similar right to any IP Rights material to any of the Issuer Companies or the operation of their business as currently conducted, except (1) licenses to commercially available, off-the-shelf Software that are licensed under “shrink-wrap,” “click-through,” or other standard, non-discriminatory terms for an annual or aggregate fee of no more than $100,000, (2) non-exclusive licenses that are merely incidental to the transaction contemplated by the agreement in which such license is included and (3) non-disclosure agreements entered into in the ordinary course of business;

(iv) each Contract that limits the freedom of any Issuer Company to compete in any line of business or geographic region (including any Contract that requires any Issuer Company to work exclusively with any Person in any line of business or geographic region, or which by its terms would so limit the freedom of Newco BHF or the Company after the Closing), or with any Person, or otherwise restricts the research, development, extraction, manufacture, marketing, distribution or sale of any product by any Issuer Company, in each case, in a manner that is material to the business of such Issuer Company, taken as a whole, as currently conducted;

(v) each Contract involving the settlement of any Legal Proceeding or threatened Legal Proceeding (or series of related Legal Proceedings) (A) which (x) would reasonably be expected to involve payments after the date hereof in excess of $1,000,000 or (y) would reasonably be expected to impose or currently imposes material monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on any Issuer Company or (B) which is material to the Issuer Companies, taken as a whole, and with respect to which material conditions precedent to the settlement have not been satisfied as of the date hereof;

(vi) any collective bargaining agreement or other Contract with any labor union or similar organization; and

(vii) (A) each loan Contract, promissory note, letter of credit (to the extent drawn) and other evidence of indebtedness for borrowed money in excess of $1,000,000, (B) any mortgages, pledges and other evidences of Encumbrances securing such obligations on any real or other property that is material to the Issuer Companies, taken as a whole, and (C) any guarantees provided for the benefit of any Person that is material to the Issuer Companies, taken as a whole, other than performance guarantees to any customer or supplier in the ordinary course of business, in each case, only to the extent that an Issuer Company would be obligated in respect thereof following the Closing.

(b) Each Issuer Material Contract is valid and binding on the applicable Issuer Company and, to the Knowledge of Issuer, is in full force and effect and is enforceable by the applicable Issuer Company, in accordance with its terms. The applicable Issuer Company has performed all material obligations required to be performed by it under the Issuer Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of Issuer, no other party to any Issuer Material Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. The Issuer has not received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Issuer Material Contract. To the Knowledge of Issuer, no circumstances exist that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a material violation or material breach of, or give Issuer or its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Issuer Material Contract. The Issuer has not received any written notice of the intention of any party to materially modify, terminate or not renew (which includes proposing to renew on terms materially less favorable to the applicable Issuer Company) any Issuer Material Contract. True and complete copies of all Issuer Material Contracts, together with all amendments, supplements and modifications thereto, have been made available to the other parties hereto.

Section 4.12 Compliance with Legal Requirements; Regulatory Matters. Except as set forth on Section 4.12 of the Issuer Disclosure Schedule, each Issuer Company is, and since the Look-Back Period has been, in compliance in all material respects with all Legal Requirements and Orders applicable to the business of such Issuer Company and the assets and properties thereof. Since the beginning of the Look-Back Period, no Issuer Company has received any written notice from, and no Actions have been filed, or, to the Knowledge of Issuer, threatened against, any Issuer Company by, any Governmental Body or any other Person (a) regarding any actual, alleged, possible, or potential material breach or violation of, or material failure to comply with, any Legal Requirement or Order to which any Issuer Company is subject, or alleging that any Issuer Company has otherwise engaged in any unlawful business practice, (b) regarding any actual, alleged, possible, or potential obligation on the part of any Issuer Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature, (c) requiring any Issuer Company to enter into a cease and desist order, agreement, or memorandum of understanding, (d) restricting or disqualifying the activities of any Issuer Company in any material respect, or (e) regarding any investigation into any Issuer Company, the subject of which notice has not been resolved.

Section 4.13 Anti-Corruption Compliance; Export Control and Sanctions Compliance.

(a) During the Look-Back Period, except as would not have an Issuer Material Adverse Effect, no Issuer Company, nor, to the Knowledge of Issuer, any of their respective agents, distributors or representatives (i) has directly or indirectly, offered, paid, promised, or authorized, any money gift, or other thing of value unlawfully, to any foreign official (as such term is defined in the FCPA), or to any person while knowing or having reason to know that such person had or would offer, pay, promise, or authorize the payment, promising or offering of any money, gift, or other thing of value to any director, officer, employee, or agent of a Governmental Body or to any foreign official (as such term is defined in the FCPA); (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirements, including the FCPA or the UK Bribery Act 2010; and (iii) has received any notice from, or voluntarily provided any notice to, a Governmental Body or other Person with respect to any Issuer Company that alleges any of the foregoing.

(b) During the Look-Back Period, the Issuer Companies have conducted their business in compliance with applicable provisions of U.S. economic or financial sanctions or trade embargoes, export controls, and anti-boycott laws and regulations imposed, administered or enforced from time to time by relevant Governmental Bodies, including those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce’s Bureau of Industry and Security, except where such non-compliance would not be material to the Issuer Companies. During the Look-Back Period, no Issuer Company has had any transactions, business or financial dealings that directly or, to the best of the knowledge of the Issuer Companies indirectly, benefited or involved any person or entity located, organized, or ordinarily resident in a U.S.-embargoed country or territory (currently Cuba, Iran, North Korea, Syria or the Crimea, Luhansk, and Donetsk regions of Ukraine).

Section 4.14 Governmental Authorizations. The applicable Issuer Company holds all material Governmental Authorizations necessary to enable the conduct of such Issuer Company’s business in the manner in which such business is currently being conducted. To the Knowledge of Issuer, all such Governmental Authorizations are valid and in full force and effect, except where such failure would not reasonably be expected to result in an Issuer Material Adverse Effect. Each Issuer Company is, and, at all times during the Look-Back Period, has been in material compliance with the terms and requirements of such Governmental Authorizations, except where such failure would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.15 Taxes of Issuer.

(a) All material Taxes (whether or not shown on any Tax Return) for which any Issuer Company may be liable have been timely paid. All material Tax Returns required to have been filed by any Issuer Company have been timely filed (taking into account any extensions), and all such Tax Returns are complete and accurate in all material respects. No extension of time within which to file any such Tax Return is in effect. No waiver of any statute of limitations relating to Taxes for which any Issuer Company may be liable is in effect, and no written request for such a waiver is outstanding. All material Taxes which any Issuer Company is required by Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Taxing Authority.

(b) There is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes for which any Issuer Company may be liable. No Issuer Company has been informed in writing by any jurisdiction that the jurisdiction believes that any such person was required to file any Tax Return that was not filed or was required to pay any Tax that was not paid. All deficiencies asserted or assessments made as a result of any examination of the Tax Returns filed by or on behalf of each Issuer Company have been paid in full or otherwise finally resolved.

(c) The charges, accruals and reserves for Taxes with respect to each Issuer Company reflected on the books of the Issuer (excluding any provision for deferred income taxes) are adequate to cover tax liabilities accruing through the end of the last period for which the Issuer has recorded items on its respective books.

(d) No Issuer Company is party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement in favor of any Person with respect to Taxes, other than commercial agreements, the primary purpose of which does not relate to Taxes.

(e) There are no liens for Taxes upon the assets of any Issuer Company except liens relating to current Taxes not yet due.

(f) No Issuer Company (i) has been a member of any company group other than each company group of which it is presently a member (the “Consolidated Group”), (ii) has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than the Subsidiaries) or (iii) has any liability for Taxes of another Person, other than the Consolidated Group, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise.

(g) No Issuer Company (i) has or has ever had a permanent establishment in any country other than the country of its organization, (ii) has engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax in such country or (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized.

(h) To the Knowledge of Issuer, of any facts that would cause the transactions set forth in this Agreement to be treated for Tax purposes other than as described in Section 5.5(e)(i) hereof.

Section 4.16 Employee and Labor Matters; Benefit Plans.

(a) (i) There is not, and during the Look-Back Period there has not been, any labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Issuer, threatened against or affecting any Issuer Company; (ii) to the Knowledge of Issuer, no union organizational campaign is in progress with respect to the employees of any Issuer Company and no question concerning representation of such employees exists; (iii) no Issuer Company is engaged in any unfair labor practice; (iv) there are not any unfair labor practice charges or complaints against any Issuer Company pending, or, to the Knowledge of Issuer, threatened, before the National Labor Relations Board; (v) there are not any pending, or, to the Knowledge of Issuer, threatened, union grievances against any Issuer Company as to which there is a reasonable possibility of adverse determination; (vi) there are not any pending, or, to the Knowledge of Issuer, threatened, charges against any Issuer Company or any of their current or former employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; (vii) no Issuer Company has received any communication during the Look-Back Period of the intent of any Governmental Body responsible for the enforcement of labor or employment Legal

Requirements to conduct an investigation of any Issuer Company and, to the Knowledge of Issuer, no such investigation is in progress; and (viii) each Issuer Company is in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding and occupational safety and health.

(b) No employee of any Issuer Company is, to the Knowledge of Issuer, a party to or bound by any Contract, or subject to any Order, that may interfere with the use of such Person’s best efforts to promote the interests of the Issuer Companies, may conflict with any Issuer Company or the Contemplated Transactions or that has had or would reasonably be expected to have an Issuer Material Adverse Effect.

(c) To the Knowledge of Issuer, no Issuer Company currently employs, nor since the Look-Back Date has any Issuer Company employed, any Person who has not submitted to the Issuer Company facially adequate evidence of their right to work in the jurisdiction in which such Person was employed.

(d) Each Issuer Company is, and during the Look-Back Period has been, in compliance with WARN and has no liabilities pursuant thereto.

(e) Section 4.16(e) of the Issuer Disclosure Schedule contains a list of each material Issuer Benefit Plan. With respect to each material Issuer Benefit Plan, Issuer has made available to Parent true and complete copies, to the extent applicable, of: (i) the governing plan document and any amendments thereto in respect of each such Issuer Benefit Plan (or, in the case of any such Issuer Benefit Plan that is unwritten, a description thereof), (ii) the most recent annual report on Form 5500 (including all schedules and attachments thereto) filed with the IRS, (iii) the most recent summary plan description (or similar document) and any summaries of material modifications thereto, (iv) any related trust agreements, insurance or annuity contracts or other funding or financing arrangements, (v) the most recent determination, opinion or advisory letter from the IRS and any legal opinions issued thereafter with respect to such Issuer Benefit Plan’s continued qualification; and (vi) any material and non-routine notices, letters or other correspondence during the Look Back Period with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body.

(f) Each Issuer Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and applicable Legal Requirements, including ERISA and the Code. There are no pending, or to the Knowledge of Issuer, threatened Legal Proceedings or Actions (except routine claims for benefits) against or involving any Issuer Benefit Plan that could give rise to any material liability, and, to the Knowledge of Issuer, there are not any facts or circumstances that could give rise to any material liability in the event of any such Legal Proceeding or Action.

(g) Each Issuer Benefit Plan that is intended to be a tax-qualified plan under Section 401(a) of the Code is so qualified, and is the subject of a favorable determination letter, opinion letter or advisory letter, as applicable, from the IRS to the effect that such Issuer Benefit Plan and related trust is so qualified. To the Knowledge of Issuer, no event has occurred and no circumstances exist that would reasonably be expected to materially and adversely affect the tax-qualification of such Issuer Benefit Plan.

(h) No Issuer Company has engaged in, and to the Knowledge of Issuer, no other “party in interest” or “disqualified person” with respect to any Issuer Benefit Plan has engaged in any non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that could, directly or indirectly (whether through indemnification or otherwise), subject any Issuer Company to any material Tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA.

(i) Neither any Issuer Company, nor any of their ERISA Affiliates, has during the Look-Back Period, contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any material liability, directly or indirectly (contingent or otherwise), with respect to (i) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code; (ii) any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (iii) except as set forth on Section 4.16(i) of the Issuer Disclosure Schedule, any plan or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits to any current or former employee of an Issuer Company (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by Legal Requirement).

(j) Each Issuer Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance in material respects with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended. Since the Look-Back Date, each Issuer Company has complied in all material respects with the annual health insurance coverage reporting requirements under Sections 6055 and 6056 of the Code. Except as would not reasonably be expected to result in any material liability to Parent, none of the Issuer Companies or, to the Knowledge of the Issuer, any ERISA Affiliate has incurred, and to the Knowledge of Issuer, (i) no event has occurred, and (ii) no condition or circumstances exists, that could subject any Issuer Company to any material penalty or excise Tax under Sections 4980D and 4980H of the Code.

(k) Neither the execution nor delivery of this Agreement nor the consummation of the Contemplated Transactions would, whether alone or in combination with any other event(s), (i) entitle any employee, individual independent contractor or other individual service provider of any Issuer Company to, or result in any increase in the amount or enhancement to the terms of, any severance pay, unemployment compensation or any other payment or benefit, (ii) trigger any increased or accelerated contributions to any Issuer Benefit Plan or trigger funding of any Issuer Benefit Plan, (iii) accelerate the time of payment, vesting or funding or increase the amount or enhance the terms of compensation or benefits due to any such employee or individual independent contractor or other individual service provider of any Issuer Company, or (iv) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other payment, constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No Issuer Company is obligated in any way to pay any gross up or other payment or indemnification amount relating to any Tax that could be imposed under Sections 280G, 409A or 4999 of the Code to any employee or other individual service provider of an Issuer Company.

Section 4.17 Environmental Matters. Except as would not result in an Issuer Material Adverse Effect, each Issuer Company is and at all times during the Look-Back Period has been in compliance in all respects with all applicable Environmental Laws. Except as would not result in an Issuer Material Adverse Effect, each Issuer Company holds all Environmental Permits that are necessary for the conduct of its business as currently conducted, all such Environmental Permits are valid and in full force and effect, each Issuer Company is and at all times during the Look-Back Period has been in compliance in all material respects with all such Environmental Permits and there is no Legal Proceeding pending or, to the Knowledge of Issuer, threatened that seeks the revocation, cancellation, suspension or adverse modification of any such Environmental Permit. No Issuer Company has received any written notice, demand, citation, request for information, claim or Order alleging any material violation of or material liability under any Environmental Laws or relating to Hazardous Materials with respect to any Issuer Company or any assets owned or used by any of them. There are no Legal Proceedings pending, or to the Knowledge of Issuer, threatened against any Issuer Company or any assets owned or used by any of them under Environmental Laws. Except as would not result in an Issuer Material Adverse Effect, there has been no Release of, or exposure to, any Hazardous Materials on, at, under or from any Issuer Leased Real Property, any real property formerly owned, leased or occupied by any Issuer Company or, to the Knowledge of Issuer, at any other location that could reasonably be expected to give rise to material liability on the part of any Issuer Company under Environmental Laws. Except as set forth on Section 4.17 of the Issuer Disclosure Schedule, the Issuer has not provided an indemnity with respect to, expressly assumed or undertaken any liability, including any corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws, except for customary indemnities entered into in the ordinary course of business. Issuer has made available to Parent true, complete and accurate copies of all material site assessment reports, studies, and audits prepared since November 22, 2021 relating to Issuer’s business, the Issuer Leased Real Property and any real property formerly owned, leased or occupied by any Issuer Company that are in the reasonable control and possession of the Company.

Section 4.18 Legal Proceedings; Orders. Except as set forth on Section 4.18 of the Issuer Disclosure Schedule, there is no pending material Legal Proceeding affecting any Issuer Company and, to the Knowledge of Issuer, no Person has threatened to commence any such material Legal Proceeding. There is no material Order to which any Issuer Company is subject. There are no material settlement, consent, non-assertion or other similar agreements to which any Issuer Company is a party pursuant to which any Issuer Company has any outstanding liabilities, obligations or limitations.

Section 4.19 Rental Contracts; Inventory.

(a) Issuer has made available true and correct copies of each form of lease or rent-to-own Contract currently used by the Issuer Companies or in the business of the Issuer Companies, in each case, since January 1, 2023.

(b) During the Look-Back Period, all Inventory was, in all material respects, ordered new or factory refurbished, purchased new or factory refurbished, or acquired in the ordinary course of business pursuant to acquisitions and consistent with the regular inventory practices of the Issuer Companies.

Section 4.20 Key Business Relationships.

(a) Section 4.20(a) of the Issuer Disclosure Schedule sets forth a true, complete and correct list of the top 10 vendors or suppliers of the business of the Issuer Companies based on expenses for the six months ended June 30, 2023 (each, a “Key Issuer Supplier”) and the amount of such expenses incurred with respect to each Key Issuer Supplier.

(b) No Issuer Company has at any time delivered to, or received from, any Key Issuer Supplier any written notice or written allegation of a material default or material breach with respect to any Contract. None of the Key Issuer Suppliers has (i) terminated or failed to renew or given written, or to the Knowledge of Issuer, verbal notice to any Issuer Company evidencing its intention to terminate or fail to renew its relationship with such entity, (ii) been in a material dispute with any Issuer Company, with respect to the business of any Issuer Company, or (iii) with respect to the Key Issuer Suppliers, given written, or to the Knowledge of Issuer, verbal notice to any Issuer Company, evidencing that it plans to materially reduce the quantity of products or services that it provides to such entity or otherwise materially alter the terms of its commercial relationship in a manner that would be detrimental to any Issuer Company.

Section 4.21 Product Warranty and Product Liability.

(a) During the Look-Back Period, no Issuer Company has manufactured or designed (other than with respect to packaging or branding) any goods, products or Inventory that it sells or distributes.

(b) Sections 4.21(b)(i) and (ii) of the Issuer Disclosure Schedule set forth a true, complete and correct list of (i) each Action related to any Issuer Company warranty, product liability or guaranty that has, or would reasonably be expected to involve, a cost to any Issuer Company in excess of $1,000,000 individually or $5,000,000 in the aggregate, and (ii) each recall required to be taken by the applicable Issuer Company, in each case of clauses (i) and (ii), with respect to any goods, products or Inventory sold or distributed by or any service provided by, any Issuer Company at any time during the Look-Back Period. All Actions and recalls related to any Issuer Company warranty, product liability or guaranty listed on Sections 4.21(b)(i) or (ii) of the Issuer Disclosure Schedule have been resolved and no Issuer Company has any further material liability with respect thereto. Except as listed on Section 4.21(b)(iii) of the Issuer Disclosure Schedule, no Action or series of Actions related to any Issuer Company warranty, product liability or guaranty with respect to goods, products or Inventory sold or distributed by, or services provided by, any Issuer Company has resulted in a cost or liability to any Issuer Company in excess of $1,000,000 individually or $5,000,000 in the aggregate in any calendar year during the Look-Back Period.

(c) During the Look-Back Period, no Issuer Company has received any written notice of any recalls ordered by any Governmental Body or any other Person with respect to any goods, products or Inventory sold or distributed by, or services provided by, an Issuer Company or the business of any Issuer Company. Except as listed on Section 4.21(c) of the Issuer Disclosure Schedule, during the Look-Back Period, there has not been any written Order or Action declaring or alleging any of the goods, products or Inventory sold or distributed by, or services provided by, any Issuer Company to be materially defective or unsafe. To the Knowledge of Issuer, no goods, products or Inventory sold, made or distributed by any Issuer Company contains, or, during the Look-Back Period, contained, asbestos.

Section 4.22 Insurance. Except as has not had, and would not reasonably be expected to result in an Issuer Material Adverse Effect, (a) all current, insurance policies (or replacements thereof) and Contracts of insurance of the Issuer Companies are in full force and effect and are valid and binding and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. No Issuer Company has received written notice of cancellation or termination with respect to any current third party insurance policies or Contracts of insurance (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to result in an Issuer Material Adverse Effect.

Section 4.23 Accounts.

(a) During the Look-Back Period, no Issuer Company has issued any Credit Cards or partnered with a third-party bank in issuance of any private label Credit Cards.

(b) Each Issuer Account that is currently in effect (i) is a valid and binding obligation of Issuer and to the Knowledge of Issuer, each Borrower party thereto, (ii) is, to the Knowledge of Issuer, enforceable against such Borrowers in accordance with its terms, subject to (A) any claims and defenses asserted by such Borrower with respect to disputed transactions, (B) the Servicemembers Civil Relief Act and (C) the General Enforceability Exceptions, (iii) is, to the Knowledge of Issuer, not subject to any claim of usury against Issuer or any of its Subsidiaries or of fraud or offset, recoupment, adjustment, rescission or any other valid and cognizable claim or defense of a Borrower, and (iv) was originated in accordance with, and has at all times been serviced in accordance with, and otherwise complies with all Legal Requirement, including all Consumer Credit Laws, in each case as would materially and adversely affect the validity, enforceability or collectability of such Account.

(c) Issuer has established and maintained a compliance management system designed to ensure compliance with all Consumer Credit Laws and has made available a copy of such system to Parent, Freedom VCM and Newco BHF.

(d) Each Account that is currently in effect is governed by an Account Agreement. Representative forms of Account Agreements used since January 1, 2023 have been made available to Parent. The terms of the Account Agreements currently in effect have not been materially waived, impaired, altered or modified. During the Look-Back Period, each of the Charged Off Accounts has been charged off by Issuer or its applicable Subsidiary in accordance with the policies and procedures of Issuer and any applicable Legal Requirements.

Section 4.24 Issuer Affiliated Transactions. Section 4.24 of the Issuer Disclosure Schedule sets forth a true, complete and correct list of all Contracts and transactions currently in effect between an Issuer Company, on the one hand, and any officer, director, member, manager, direct or indirect equity holder or Affiliate of Issuer Companies, on the other hand (except for any employment arrangements (including compensation) entered into in the ordinary course of business or indemnification or exculpation obligations). Such transactions or arrangements described in the immediately preceding sentence are referred to herein collectively as “Issuer Affiliated Transactions.” To the Knowledge of Issuer, no Affiliate, director, officer, partner, member, manager or direct or indirect equity holder of Issuer Companies, or any affiliate of any of the foregoing or any entity in which any of the foregoing Persons owns Equity Interests, (a) owns or has any other interest in any material assets or properties, tangible or intangible, which is used by an Issuer Company in the conduct of its business or (b) has any material commercial relationship (including as landlord, tenant, vendor, distributor, customer, consultant, lender, creditor, borrower, supplier, licensee, licensor, competitor, representative or other business relationship) with Issuer, (c) has any ownership or other interest in or has made any loan to, or is a director (or applicable equivalent), officer or employee of any Key Issuer Supplier or competitor of the Issuer, or (d) is a party to any Action that is pending or, to the Knowledge of Issuer, threatened, against the Issuer Companies.

Section 4.25 Existing Issuer Credit Agreements.

(a) Issuer has delivered to Parent, Freedom VCM and Newco BHF true and complete copies, including all exhibits, schedules and amendments thereto, of the Issuer Credit Facility Amendments which amend the applicable Existing Issuer Credit Agreements to permit the Contemplated Transactions. As of the date hereof, each of the Issuer Credit Facility Amendments is valid, binding and in full force and effect and is enforceable by Issuer in accordance with its terms.

(b) Neither (i) the execution, delivery or performance of this Agreement, nor (ii) the consummation of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time, or both) conflict with or result in a violation of any of the provisions of each Existing Issuer Credit Agreement, as amended by the applicable Issuer Credit Facility Amendments.

Section 4.26 Brokers or Finders. Other than as set forth on Section 4.26 of Issuer Disclosure Schedule, no agent, broker, finder, investment banker, Person or firm acting on behalf of Issuer or any of its Subsidiaries is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions as a result of arrangements made by or on behalf of Issuer or any of its Subsidiaries, other than any broker, finder or investment banker whose fees will be paid by Issuer.

Section 4.27 Section 203. The Issuer Board has taken all necessary action to approve, and has approved, for purposes of Section 203 of the DGCL, Newco BHF and Freedom VCM becoming, together with their respective affiliates and associates, an “interested stockholder” within the meaning of Section 203 of the DGCL, such that, as of the date hereof and from and after the Equity Closing, Section 203 of the DGCL will not be applicable to any “business combination” within the meaning of Section 203 of the DGCL that may take place between one or more of the Newco BHF or Freedom VCM or their respective affiliates or associates, on the one hand, and the Issuer or its affiliates or associates, on the other, as a result of the transactions contemplated by this Agreement or otherwise.

Section 4.28 Acknowledgement by Issuer. Issuer is neither relying nor has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement and the Transaction Documents. The representations and warranties by Parent, Freedom VCM, Newco BHF and the Company, as applicable, contained in this Agreement and the Transaction Documents constitute the sole and exclusive representations and warranties of Parent, Freedom VCM, Newco BHF and the Company, as applicable, and their respective Representatives in connection with the Contemplated Transactions, and Issuer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by Parent, Freedom VCM, Newco BHF and the Company. Issuer acknowledges that, except for the representations and warranties of Parent, Freedom VCM, Newco BHF and the Company, as applicable, contained in Articles II and III, no representations or warranties are made by Parent, Freedom VCM, Newco BHF and the Company, as applicable, or their respective Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by the Issuer, as applicable, or any of their respective Representatives) or any management presentations that have been or shall hereafter be provided to the Issuer, as applicable, and its Representatives.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1 Disclosure. Each of the parties hereto shall consult with each other and mutually agree before issuing any press release or other public statement regarding this Agreement or the Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); and (ii) each party may, without the prior consent of any other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement, in which case such party shall use its reasonable best efforts to consult in good faith with the other parties hereto prior to issuing any such press release or making any such public announcement or statement.

Section 5.2 D&O Indemnification.

(a) For a period of six (6) years after the Equity Closing Date, Issuer shall cause the Company to not adversely modify or amend, or to repeal, and to maintain in effect and continue to provide to the fullest extent permitted by applicable Legal Requirement all rights to indemnification, advancement of expenses, exculpation and other limitations on liability as in effect on the date hereof in the Organizational Documents of the Company in favor of any current or former director or officer that benefits from such indemnification, advancement of expenses, exculpation and other limitations on liability as set forth in such Organizational Documents (each such director or officer, a “D&O Indemnitee”). Without liming the foregoing, from and after the Closing, Issuer shall, and shall cause the Company to, (i) indemnify and hold harmless each D&O Indemnitee who at the Equity Closing is a D&O Indemnitee against all judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that a D&O Indemnitee was a director or officer of, or otherwise entitled to indemnification from, the Company at or prior to the Equity Closing, in each case, whether asserted or claimed prior to, at or after the Equity Closing (the “D&O Indemnifiable Claims”), and (ii) pay or, if requested by any D&O Indemnitee advance, to such D&O Indemnitee all costs, charges and expense, including attorneys’ fees paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, in each case to the fullest extent that Parent, Newco BHF or any of their respective Subsidiaries (including the Company), as the case may be, would have been permitted under the applicable Legal Requirements to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Legal Requirements).

(b) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.2 shall survive the consummation of the Contemplated Transactions and shall be binding, jointly and severally, on all successors and assigns of Issuer and are intended to be for the benefit of, and will be enforceable by, each D&O Indemnitee and each of their heirs and representatives. In the event that Issuer or any of its respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Issuer shall succeed to the obligations set forth in this Section 5.2.

Section 5.3 Preparation and Mailing of Proxy.

(a) As promptly as reasonably practicable, and in any event within 20 days following the date Issuer receives the audited financial statements of the Company required to be delivered pursuant to Section 5.6, Issuer shall prepare a proxy statement/prospectus/consent solicitation statement in respect of the Required Issuer Stockholder Approval (in such context, together with all amendments and supplements thereto, the “Proxy Statement”). Issuer shall use commercially reasonable efforts to cause the Proxy Statement, when filed with the SEC, to comply, in all material respects, with all Legal Requirements applicable thereto. Parent shall furnish all information concerning Parent, Newco BHF or the Company to Issuer that is required to be included in the Proxy Statement, and provide such other assistance, as may be reasonably requested by Issuer in connection with the preparation, filing, and distribution of the Proxy Statement. All filings or other communications by Issuer with the SEC in connection with the Contemplated Transactions, and all mailings or other communications to the holders of Issuer Common Stock (“Issuer Stockholders”) in connection with such transactions, shall be subject to the reasonable prior review by and comment of Parent prior to any filings or dissemination thereof to the SEC or such stockholders, as applicable.

(b) Issuer, with the reasonable assistance of Parent, shall use commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after its filing.

(c) Each of Issuer and Parent shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments and advise each other of any oral comments with respect to the Proxy Statement from the SEC. Issuer shall provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing the same with the SEC.

Section 5.4 Issuer Stockholder Meeting.

(a) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, Issuer shall, in accordance with applicable Legal Requirements and Issuer’s Organizational Documents, (i) establish a record date for and duly call and give notice of a special meeting of the Issuer Stockholders (the “Issuer Stockholders Meeting”) for the purpose of obtaining the Required Issuer Stockholder Approval, (ii) cause the Proxy Statement (and all other proxy materials for the Issuer Stockholders Meeting) to be mailed to the Issuer Stockholders, and (iii) duly convene and hold the Issuer Stockholders Meeting. Issuer shall use commercially reasonable efforts to solicit proxies from the Issuer Stockholders to obtain the Required Issuer Stockholder Approval. Issuer shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (A) adjourn or postpone the Issuer Stockholders Meeting, or (B) once the Issuer has established a record date for the Issuer Stockholders Meeting, change or establish a different record date for the Issuer Stockholders Meeting; provided, that Issuer may, notwithstanding the foregoing, without the prior written consent of Parent, adjourn or postpone the Issuer Stockholders Meeting if, after consultation with Parent, (x) Issuer believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to distribute any supplement or amendment to the Proxy Statement that the Issuer Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Legal Requirements and for such supplement or amendment to be reviewed by Issuer Stockholders prior to the Issuer Stockholders Meeting, or (y) such adjournment or postponement is required due to an absence of a quorum. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Conversion and the Amendment shall be the only matter (other than matters of procedure and matters required by applicable Legal Requirements to be voted on by Issuer Stockholders in connection with this Agreement and the Contemplated Transactions, including any adjournment proposal) that Issuer shall propose to be acted on by the Issuer Stockholders at the Issuer Stockholders Meeting.

(b) The Proxy Statement shall include the Issuer Recommendation, and neither the Issuer Board nor any committee thereof, shall (i) withdraw or qualify (or amend or modify in a manner adverse to Parent or Newco BHF) or (ii) publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent or Newco BHF), the Issuer Recommendation.

(c) If Issuer does not receive the Required Issuer Stockholder Approval at the Issuer Stockholders Meeting, then, for so long as any Issuer Preferred Stock remains outstanding, Issuer shall continue to use its reasonable best efforts to obtain the Required Issuer Stockholder Approval at each annual meeting of Issuer Stockholders thereafter until the Required Issuer Stockholder Approval is obtained.

(d) Upon Parent’s request, Issuer agrees to reasonably promptly following such request provide Parent a reasonably detailed update concerning proxy solicitation results (including, if requested, promptly providing daily voting reports to the extent reasonably practicable).

Section 5.5 Tax Matters.

(a) Preparation and Filing of Income Tax Returns; Payment of Income Taxes. Parent, at its sole cost and expense, shall (A) prepare and timely file all Income Tax Returns of the Company for any Pre-Closing Tax Period (including Form 966 and the final Form 1120 of W.S. Badcock Corporation), and (B) shall timely pay all Income Taxes that are shown as payable with respect to any such Income Tax Return. Each such Income Tax Return shall be prepared on a basis consistent with existing procedures and practices of the Company except as otherwise required by applicable Legal Requirement. Each such Income Tax Return filed after the Equity Closing Date shall be submitted to Issuer for Issuer’s review and comment at least 30 days prior to filing such Income Tax Return. Parent shall incorporate any reasonable comments made by Issuer in such Income Tax Return prior to filing. No Income Tax Return filed pursuant to this Section 5.5(a)(i) may be amended after the Equity Closing without the prior written consent of Issuer (such consent no to be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing, the provisions of this Section 5.5(a) shall not apply to any Parent Tax Return.

(b) Cooperation on Tax Matters. Parent and Issuer shall provide reasonable cooperation, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Income Tax Return and any audit, litigation or other action with respect to Taxes of the Company for Pre-Closing Tax Periods. Such cooperation shall include cooperating in order to retain and provide records and information that are reasonably relevant to any such Income Tax Return, audit, litigation or other action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Tax Contests.

(i) If any Taxing Authority issues to the Company (A) a written notice of its intent to audit or conduct another action with respect to Income Taxes of the Company for any Pre-Closing Tax Period or (B) a written notice of deficiency for such Taxes, Issuer shall notify Parent of its receipt of such communication from the Taxing Authority within 30 days of receipt. Notwithstanding anything herein to the contrary, no failure or delay of Issuer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Parent pursuant to this Agreement, except to the extent Parent is actually prejudiced thereby. Parent, at its sole cost and expense, shall be responsible for controlling all audits and other proceedings relating to Taxes or Tax Returns with respect to Income Taxes of the Company for any Pre-Closing Tax Period and shall be responsible for paying any amounts due as a result of any such audit or proceeding.

(ii) Issuer shall control any audit or other action in respect of any Tax Return or Taxes of the Company not addressed by Section 5.5(c)(i).

(d) Transfer Taxes. Any sales and transfer Taxes, real property Taxes, transfer Taxes, stamp duties, recording charges and similar Taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by Issuer and Parent. Issuer and Parent shall reasonably cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Legal Requirements in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Legal Requirements, the amount of any such Transfer Taxes payable in connection herewith.

(e) Tax Treatment; Allocation.

(i) For U.S. federal and applicable state Income Tax purposes, the parties hereto agree that the transaction contemplated by this Agreement is intended to be treated as the purchase by Issuer, and the sale by Newco BHF, of all of the assets of the Company in a transaction governed by Section 1001 of the Code (or similar provision of state law).

(ii) Within 60 days of the Equity Closing Date, Issuer shall provide to Parent a schedule allocating the total consideration paid by Issuer for the Transaction as finally determined pursuant to the terms of this Agreement among the assets of the Company (the “Purchase Price Allocation Schedule”), which will be prepared in accordance with the applicable provisions of the Code. If, within 10 days following delivery of the Purchase Price Allocation Schedule, Parent does not notify Issuer in writing of its disagreement with the Purchase Price Allocation Schedule, the Purchase Price Allocation Schedule shall be final and binding. If within such 10-day period Parent so notifies Issuer, Parent and Issuer shall endeavor to resolve such disagreement, and if they are able to do so shall make such revisions to the Purchase Price Allocation Schedule to reflect such resolution, which shall be final and binding. If, within 30 days following delivery of the Purchase Price Allocation Schedule by Issuer to Parent, Parent and Issuer are unable to resolve such disagreement, from and after such time either Parent or Issuer may submit the remaining disputed items to an internationally recognized independent public accountant (or, if none is available, an internationally recognized consulting or valuation firm) that is mutually agreeable to Parent and Issuer (the “Independent Accounting Firm”) for resolution.

(A) If any items in dispute are submitted to the Independent Accounting Firm for resolution, (1) Issuer and Parent shall use their respective reasonable efforts to cause the Independent Accounting Firm to resolve all remaining disagreements (only to the extent such disagreements remain in dispute) as soon as practicable but in any event shall direct the Independent Accounting Firm to render a determination within 30 days after its retention, (2) Issuer and Parent shall cooperate with the Independent Accounting Firm during its engagement and furnish to the Independent Accounting Firm and each other such work papers and other documents and information (subject to customary non-reliance letters, confidentiality agreements, or similar agreements that may be requested by third parties) relating solely to the disputed issues as the Independent Accounting Firm may reasonably request and are available to that party, and shall be afforded the opportunity to present to the Independent Accounting Firm any materials relating to the determination and to discuss the determination with the Independent Accounting Firm; provided, however, that copies of all such materials are promptly provided to the other party and that discussions may only occur in the presence (including by telephone) of the other party; provided, further, however, that the Independent Accounting Firm shall consider only those items and amounts which are identified as being in dispute, and (3) the determination by the Independent Accounting Firm of the disputed items, as shall be set forth in a notice delivered to both parties by the Independent Accounting Firm, shall be final and binding on Issuer and Parent on the date the Independent Accounting Firm delivers its final resolution in writing to Issuer and Parent.

(B) The Independent Accounting Firm shall have full authority to resolve all issues relating to the disputed items; provided, however, that the Independent Accounting Firm shall not have the authority to resolve issues relating to (1) breaches of representations, warranties, or covenants, or (2) other claims that are not primarily within the scope of the disputed items. The Independent Accounting Firm shall set forth its determination of all issues in a written opinion. In resolving any disputed item, the Independent Accounting Firm shall render a decision choosing an amount no higher than the higher of Issuer’s position or Parent’s position and no lower than the lower of Issuer’s position or Parent’s position, in each case, with respect to each item or amount that is identified as being in dispute. The Independent Accounting Firm shall make its determination based solely on presentations by Issuer and Parent and not on the basis of independent review. The final decision of the Independent Accounting Firm may be entered into any court having jurisdiction over the issues addressed in the decision.

(C) The parties and the Independent Accounting Firm will keep confidential, and will not disclose to any Person, except to their legal counsel, investors, and Representatives or as may be required by Legal Requirement or in connection with enforcing the decision of the Independent Accounting Firm, the existence of any dispute, claim, or controversy under this Section 5.5, the referral of any such dispute, claim, or controversy to arbitration or the status or resolution thereof. The fees of the Independent Accounting Firm for such determination shall be borne by Issuer, on the one hand, and Parent, on the other hand, in proportion to the portion of the aggregate amount in dispute that is finally resolved by the Independent Accounting Firm in a manner adverse to such party.

(f) Issuer, Parent and the Company will not take any position inconsistent with the intended Tax treatment set forth in Section 5.5(e)(i) in notices to or filings with any Governmental Body, in audit or other actions with respect to Taxes, or in other documents or notices relating to the transactions contemplated by this Agreement unless required to do so by a final determination as defined in Section 1313 of the Code.

Section 5.6 Preparation and Delivery of Additional Financial Statements. As soon as reasonably practicable following the date hereof (but in any event within 30 Business Days after the date hereof), Parent shall deliver to Issuer the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of the Company for the fiscal years ended December 31, 2022 and December 31, 2021, together with the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of the Company for the nine month period ended September 30, 2023, in each case, as may be necessary or required by any accounting rules and regulations of the SEC to be included in Issuer’s Proxy Statement, together (in the case of audited financial statements) with the auditor’s reports thereon (the “Financial Statements”). The Financial Statements shall comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act as required for inclusion of the Financial Statements into the Proxy Statement.

Section 5.7 401(k) Plan. As soon as practicable following the Equity Closing Date, Issuer shall, or shall cause an Affiliate to, make available to each Badcock Employee a tax-qualified defined contribution plan in which such Badcock Employees shall, subject to the eligibility provisions of such plan and applicable law, be eligible to participate (the “Issuer 401(k) Plan”). Subject to the terms of the Issuer 401(k) Plan and applicable law, (a) Issuer shall permit, and shall cause the Issuer 401(k) Plan to permit, any Badcock Employee entitled to an “eligible rollover distribution” (as defined in Section 402(c)(4) of the Code) from a tax-qualified plan maintained by Parent or its Affiliates (the “Parent 401(k) Plan”) to elect to transfer such “eligible rollover distribution” (to the extent consisting of cash and, as applicable and subject to the plan loan policy of the Issuer 401(k) Plan, notes relating to outstanding plan participant loans) in a direct rollover to the Issuer 401(k) Plan, and (b) in the case of any such outstanding plan participant loans, Parent or its Affiliates and Issuer shall cooperate with each other and use commercially reasonable efforts to, subject to the plan loan policy of the Issuer 401(k) Plan, enable rollovers of such loans to occur before such loans default. Prior to the Equity Closing, Parent shall, or shall cause its applicable Affiliate (i) to amend the Parent 401(k) Plan, effective immediately prior to the Equity Closing Date and subject to consummation of the Contemplated Transactions in this Agreement, to the extent necessary to remove the Company and its Subsidiaries as employers or related employers for purposes of such Parent 401(k) Plan, and (ii) to take all actions that are necessary or advisable to ensure that such Parent 401(k) Plan shall not be deemed as a “multiple employer plan” (within the meaning of Section 413(c) of the Code) with respect to the Company and its Subsidiaries.

Section 5.8 Relevant Lease Agreements.

(a) Following the Equity Closing, Parent shall not terminate the Existing FRG Guarantees.

(b) Following the Equity Closing, if Issuer or any Subsidiary or parent company thereof shall satisfy the Replacement Guarantee Requirements in respect of any Relevant Lease Agreement, then Issuer shall promptly notify the Parent thereof and shall thereafter take (or cause to be taken) any and all actions that are reasonably required to enter into a replacement guarantee as contemplated by and pursuant to the Relevant Lease Agreement and, in connection therewith, shall take such further action as may be required to cause the termination, release and extinguishment of any Existing FRG Guarantee such that neither Parent nor any Affiliate shall have any continuing obligations or liability thereunder. Without limiting the foregoing, Issuer and the Company shall, jointly and severally, indemnify and hold harmless Parent and its Affiliates for and against any and all Losses, liabilities or claims arising from or incurred pursuant to any Existing FRG Guarantee following the Equity Closing, including any such Losses, liabilities or claims arising from or incurred in connection with any payment made by Parent or any of its Affiliates pursuant to any Existing FRG Guarantee following the Equity Closing.

(c) So long as any Existing FRG Guarantee remains outstanding or in effect, Issuer and the Company shall not, and shall not permit any Affiliate thereof to, (i) knowingly and intentionally take any action (or knowingly and intentionally fail to take any action) that would cause any breach of the terms of, or non-compliance with the terms of, any of the Relevant Lease Agreements, or (ii) amend, modify, extend or renegotiate any material term of any obligation that is covered by an Existing FRG Guarantee in any manner that increases or extends the potential exposure of Parent or any of its Affiliates under any Existing FRG Guarantee.

Section 5.9 Termination of Insurance Coverage. From and after the Equity Closing, the Company and the Business and operations thereof shall cease to be insured by the insurance policies of Parent and its Affiliates.

Section 5.10 Post-Closing Access to Information. Without limiting the terms of any other Transaction Document, from and after the Equity Closing Date, Issuer shall, and shall cause the Company to, (i) maintain the books and records of the business of the Company for the period prior to Equity Closing (the “Pre-Closing Books and Records”) for a period of six (6) years following the Equity Closing, and (ii) upon reasonable written notice and during working hours, so long as such access does not unreasonably interfere with the normal business operations of Issuer or the Company, afford to the Parent, its Affiliates and their respective agents and representatives reasonable access to the Pre-Closing Books and Records. Notwithstanding the foregoing, neither Issuer nor the Company shall have any obligation to provide such access or information to the extent such access would be restricted or prohibited by any Legal Requirement or to the extent that Issuer or the Company determines such disclosure or access would result in the loss of attorney-client or similar privilege.

Section 5.11 Certain BRR2 Related Covenants.

(a) From and after the Equity Closing and until the occurrence of the Receivables Closing, except as otherwise contemplated by this Agreement or required by applicable law, (i) Freedom VCM shall use commercially reasonable efforts to cause BRR2 to conduct its business in the ordinary course, and (ii) without limiting the generality of the foregoing, Freedom VCM shall cause BRR2 not to (A) sell, assign, transfer, convey, or otherwise dispose of any of the Tranche 2 Receivables other than pursuant to the A&R B. Riley Funding Agreement or in connection with the release or settlement of any Tranche 2 Receivables in the ordinary course of business, (B) amend or modify the A&R B. Riley Funding Agreement in any manner that relates to or otherwise materially and adversely impacts the Tranche 2 Receivables or the right of BRR2 to retain the proceeds of the Tranche 2 Receivables.

(b) From and after the Equity Closing, the Company shall, and Issuer shall direct the Company to, comply in all material respects with the servicing and related agreements described on Schedule 5.10(b) (collectively, the “Servicing Agreement”), and the Company shall, and Issuer shall direct the Company to, continue to provide the scope and quality of services under the Servicing Agreement substantially consistently with the scope and manner in which such services are provided as of the Equity Closing Date.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Nonsurvival. Subject to the terms of the next sentence, none of the representations, warranties, covenant or agreements of any party hereto in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Equity Closing, and as a result thereof, none of the parties hereto (or any Affiliates thereof) shall have any obligation or liability of any kind to any other party hereto or any other Person for any breach or alleged breach of or non-compliance with any such representation, warranty, covenant or agreement following the Equity Closing. Notwithstanding the foregoing, (a) this Section 6.1 shall not limit any covenant or agreement of the parties hereto set forth in this Agreement that by its terms contemplates performance after the Equity Closing or any rights or remedies of any party in respect of any breach or alleged breach of or non-compliance with any such covenant or agreement, or (b) nothing in this Agreement shall limit the common law liability of any Person in the event that such Person committed actual and intentional fraud in connection with the negotiation, execution, delivery or performance of this Agreement.

Section 6.2 Indemnification.

(a) Parent, Newco BHF and Freedom VCM (each, a “Parent Indemnifying Party”) shall, jointly and severally, indemnify Issuer, its officers, directors, and Affiliates (including the Company after the Equity Closing), successors and permitted assigns (collectively, the “Issuer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Issuer Parties in respect of any Loss which any such Issuer Party suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of: (i) the Parent Taxes; (ii) the breach of any covenant or agreement following the Equity Closing by Parent, Newco BHF or Freedom VCM that is set forth in this Agreement and that, in accordance with the terms set forth herein expressly survives (and requires performance following) the Equity Closing and (iii) the matters set forth on Section 6.2(a)(iii) of the Issuer Disclosure Schedule.

(b) Issuer and the Company (each, a “Issuer Indemnifying Party” and, together with the Parent Indemnifying Parties, the “Indemnifying Parties”) shall, jointly and severally, indemnify Parent, its officers, directors, and Affiliates, successors and permitted assigns (collectively, the “Parent Parties” and, together with the Issuer Parties, the “Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Parent Parties in respect of any Loss which any such Issuer Party suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of the breach of any covenant or agreement following the Equity Closing by Issuer or the Company that is set forth in this Agreement and that, in accordance with the terms set forth herein expressly survives (and requires performance following) the Equity Closing.

(c) Any Indemnified Party making a claim for indemnification under this Article VI shall notify the Indemnifying Parties of the claim in writing promptly after receiving written notice of the applicable Action against it (if by a third party) or discovering a potential liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail; provided, that the failure to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties of their obligations hereunder, except to the extent (and only to the extent) such failure shall have materially prejudiced any of the Indemnifying Parties. The Indemnifying Parties shall be entitled to assume the defense and control of a third party claim so long as (i) such third party claim involves solely claims for monetary relief and any non-monetary relief that is immaterial in nature and no criminal Action is threatened by such third party claim, and (ii) counsel to the Indemnified Party shall not have reasonably concluded that there is a conflict of interest between the Indemnified Party and any Indemnifying Party in the conduct of the defense of such third party claim such that the conduct of the defense of such third party claim by the Indemnifying Party would not be appropriate. In the event that an Indemnified Party assumes the defense of any third party claim, (A) the Indemnifying Parties shall have the right to participate in such defense, (B) such Indemnified Party shall keep the applicable Indemnifying Parties reasonably apprised of all material developments in such third party claim and shall consult with the Indemnifying Party with respect thereto, and (C) such Indemnified Party shall obtain the prior written consent of the applicable Indemnifying Parties (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement or compromise of such third party claim; provided, that in the event that the applicable Indemnifying Parties do not consent to such settlement or compromise, the amount of such proposed settlement or compromise shall not be dispositive of the amount of indemnifiable Losses, if any, under this Section 6.2. If the Indemnifying Parties shall assume the control of the defense of any third party claim in accordance with the provisions of this Section 6.2(c), such Indemnifying Parties shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement or compromise of such third party claim, if (x) the settlement or compromise does not expressly release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to, or involve the dismissal with prejudice of all claims asserted in, such third party claim or (y) the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates other than any of the foregoing that is immaterial in nature. The applicable Indemnified Party shall be entitled to participate in the defense of any such third party claim with respect to which an Indemnifying Party has assumed control and to employ separate counsel of its choice for such purpose; provided, that the cost of such counsel shall be at the Indemnified Party sole cost. Notwithstanding anything herein to the contrary, the Indemnifying Parties shall lose their right to contest, defend, litigate and settle a third party claim if the applicable Indemnifying Parties fail to promptly accept a tender of the defense of the third party claim or thereafter at all relevant times conduct a good faith and diligent defense of such third party claim. In such event, the Indemnified Party will have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third party claim, subject to the other conditions set forth in this Section 6.2(c). For the avoidance of doubt, this Section 6.2(c) shall not apply to the any consolidated, combined, unity or similar Tax Return of the Parent (a “Parent Tax Return”), and the Parent shall control any matters related to any Parent Tax Returns in its sole and absolute discretion. None of the Issuer, nor any of its Affiliates, shall have the right to review any Parent Tax Returns or any audits or similar matters related thereto.

(d) Any indemnification payments to be made by the Indemnifying Parties pursuant to Section 6.2(a) or 6.2(b) shall be paid by the Indemnifying Parties in cash by wire transfer of immediately available funds to the account or accounts designated by the Indemnified Party within five (5) Business Days after the final and conclusive determination that the Indemnifying Party owes the applicable amount to the Indemnified Party either through the written agreement of the Indemnifying Party and Indemnified Party or through a final and non-appealable judgment of a court of competent jurisdiction. If, solely with respect to indemnification payments to be made by the Indemnifying Parties pursuant to Section 6.2(a)(iii), the applicable Indemnifying Party has not made the payment due to Issuer in accordance with the immediately preceding sentence, Issuer shall be entitled to cancel a number of shares of Issuer Preferred Stock, Issuer Non-Voting Common Stock or Issuer Common Stock held by such Indemnifying Party with an aggregate value, calculated using the weighted average closing price of the Issuer Common Stock, as applicable, during the 10 trading days immediately cancellation thereof, equal to the amount owed by such Indemnifying Parties; provided, that prior to effecting any such cancellation, Issuer shall provide at least 10 Business Days’ notice thereof to the Indemnifying Parties and such cancellation may only be effected in accordance with the terms hereof with respect to the portion, if any, of any indemnification payment owing hereunder that has not been made at the end of such 10 Business Day period.

(e) For purposes of calculating the amount of Loss incurred by an Indemnified Party under this Agreement, such amount shall be reduced by (i) the amount of any insurance proceeds actually recoverable by such Indemnified Party in respect of such Loss, net of any deductible amounts, any increase in premiums related thereto and any costs associated with obtaining such insurance proceeds, (ii) the amount of any indemnification, contribution, and other similar payment proceeds actually recoverable from a third party by such Indemnified Party in respect of such Loss, net of any costs associated with obtaining such proceeds and (iii) the amount of any Tax benefit arising out of such Loss that is realized within 24 months of the Equity Closing Date, net of any Taxes imposed upon the receipt of the indemnification payment related to such Loss. If any Indemnified Party receives any insurance or other third-party payment in connection with any claim for Losses for which it has already been indemnified pursuant to this Article VI, the Indemnified Party shall pay to the applicable Indemnifying Party such recovery (or, if less, the amount previously received from the Indemnifying Party) within 30 days after such payment is actually received.

(f) Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(g) In no event will any Indemnifying Party be liable for any other Indemnifying Party’s breach of such other Indemnifying Party’s representations, warranties, covenants or agreements contained in any Transaction Document to which such other Indemnifying Party is a party.

(h) Notwithstanding anything contained herein to the contrary, from and after the Equity Closing, the right to indemnification of the Indemnified Parties pursuant to this Article VI shall constitute the sole and exclusive remedy of the Indemnified Parties for any and all Losses, rights, Actions or other obligations or liabilities incurred or allegedly incurred from any breach of any representation, warranty, covenant or agreement set forth in this Agreement or otherwise arising from or out of this Agreement or the Contemplated Transactions, but without limitation of the rights and remedies of any party pursuant to any Transaction Document other than this Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Amendment. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by an authorized representative of each of the parties hereto. For the avoidance of doubt, this Section 7.1 shall survive the Equity Closing.

Section 7.2 Waiver.

(a) Except as expressly set forth herein to the contrary, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party would otherwise have.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.3 Entire Agreement; Counterparts; Electronic Exchanges. This Agreement, the other Transaction Documents and the Confidentiality Agreement including the schedules, exhibits and amendments hereto and thereto shall together constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 7.4 Governing Law; Jurisdiction; Specific Performance; Remedies. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Newco BHF, Freedom VCM, the Company or Issuer in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, including its statute of limitations, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof that would cause the applications of laws of any jurisdiction other than the State of Delaware. In any Legal Proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or (solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal courts within the State of Delaware) and any appellate court from any thereof; and (b) each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the other Transaction Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 7.7 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Court of Chancery of the State of Delaware or, to the extent required by Legal Requirements, any state or federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. Except as expressly set forth herein to the contrary, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.5 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

Section 7.6 Assignability; No Third-Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights, interests or obligations hereunder may be assigned or delegated by any such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as otherwise expressly provided for herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided, that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Issuer or the Company:

2445 Technology Forest Blvd., Suite 800

The Woodlands, TX 77381

Attn: General Counsel

Email: Mark.Prior@conns.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, TX 77002

Attn: Kevin Lewis

Email: klewis@sidley.com

and

Sidley Austin LLP

2021 McKinney Ave., Suite 2000

Dallas, TX 75201

Attn: Bill Howell and Ryan Scofield

Email: bhowell@sidley.com and rscofield@sidley.com

if to Parent, Newco BHF or Freedom VCM:

c/o Franchise Group, Inc.

109 Innovation Court, Suite J,

Delaware, Ohio 43015

Attn: Tiffany McMillan-McWaters

Email: tmcwaters@franchisegrp.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Russell L. Leaf and Jared N. Fertman

Email: rleaf@willkie.com and jfertman@willkie.com

Section 7.8 Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.9 Construction.

(a) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, including the other Transaction Documents, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Schedule or the Issuer Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or the Issuer Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or the Issuer Disclosure Schedule, as applicable, that such items are material to Parent, Newco BHF, Freedom VCM and their respective Subsidiaries (including the Company), taken as a whole, or Issuer, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect, Issuer Material Adverse Effect or materially impair the ability of any party hereto to consummate the Contemplated Transactions. The headings, if any, of the individual sections of each of the Company Disclosure Schedule or the Issuer Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule or the Issuer Disclosure Schedule are arranged in sections corresponding to the Sections of this Agreement merely for convenience. Notwithstanding anything to the contrary contained in the Agreement or the Company Disclosure Schedule or the Issuer Disclosure Schedule, as applicable, the information and disclosures contained in the Company Disclosure Schedule or the Issuer Disclosure Schedule, as applicable, shall be deemed to be disclosed and incorporated by reference in any other schedule in the Company Disclosure Schedule or the Issuer Disclosure Schedule, as applicable, as though fully set forth in such disclosure schedule for which applicability of such information and disclosure is reasonably apparent on its face.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or the Issuer Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is disjunctive but not exclusive.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement) or contract, are to the agreement or contract as amended, modified, supplemented, restated or replaced from time to time; (ii) any Governmental Body include any successor to that Governmental Body; (iii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Legal Requirement or other law include any successor to such section; and (iv) days mean calendar days.

(f) Any reference in this Agreement to “made available” or “Made Available” means a document or other item of information that was provided or made available to (i) Issuer or its representatives in the “Project Blade – Blade Due Diligence” virtual data room hosted by Datasite Diligence at least two (2) Business Days prior to the date hereof or (ii) Parent, Freedom VCM, Newco BHF, the Company or their respective representatives in the “CUTLASS Diligence” virtual data room hosted by Datasite Diligence at least two (2) Business Day prior to the date hereof.

Section 7.10 Expenses and Obligations. Except as otherwise provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the Contemplated Transactions shall be borne solely and entirely by the party that has incurred such expenses, provided that, notwithstanding the foregoing, Issuer shall pay, or cause to be paid, all costs and expenses incurred by Parent and its Affiliates in connection with the Contemplated Transactions up to an amount equal to $7,300,000.

Section 7.11 Attorney Client Privilege.

(a) Issuer waives and will not assert, and agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Equity Closing, of Parent, Newco BHF, Freedom VCM or any shareholder, officer, member, partner, employee or director of any of the foregoing Persons or any Affiliate thereof

(any such Person, a “Designated Person”) in any matter involving this Agreement or any Contemplated Transaction, including any Action between or among Issuer or its Affiliates, the Company and any Designated Person, by Willkie Farr & Gallagher LLP or any other legal counsel currently representing the Company or Designated Person connection with this Agreement or any other Transaction Document (the “Current Representation” and such other legal counsel, the “Other Counsel”), even though the interests of such Designated Person may be directly adverse to Issuer or its Affiliates, including the Company following the Equity Closing.

(b) It is the intention of the parties hereto that all rights to any attorney-client privilege applicable to communications between Willkie Farr & Gallagher LLP and any Other Counsel currently representing any Designated Person or the Company in connection with the Current Representation (the “Attorney-Client Privilege”) shall be retained (or assigned to the Parent to the extent necessary) and controlled solely by the Parent (and not Issuer or the Company). Accordingly, neither the Issuer nor the Company shall have access to any such communications, or to the files of Willkie Farr & Gallagher LLP or any Other Counsel currently representing the Company, from and after the Equity Closing. The Attorney-Client Privilege shall survive the Equity Closing and shall remain in effect. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that the Attorney-Client Privilege survives Equity Closing and remains in effect and be assigned to (to the extent necessary) and controlled by the Parent. Without limiting the generality of the foregoing, upon and after the Equity Closing, (i) the Parent and its Affiliates (excluding the Company) shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and the Issuer and the Company shall not be holders thereof, (ii) to the extent that files of Willkie Farr & Gallagher LLP or any Other Counsel currently representing the Company in connection with the Current Representation constitute property of a client, only the Parent and its Affiliates (excluding the Company) shall hold such property rights and (iii) with respect to any privileged attorney-client communications (the “Privileged Communications”) between Willkie Farr & Gallagher LLP and any Other Counsel currently representing the Company in connection with the Current Representation prior to the Equity Closing Date, Issuer and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Equity Closing.

Section 7.12 Third Party Rights; No Recourse Against Affiliates.

(a) Except for Section 5.2, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the D&O Indemnitees shall be third party beneficiaries of Section 5.2 (and any related provisions of this Agreement).

(b) No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability (whether in applicable law or in equity or in contract or in tort) for any obligations or liabilities of the parties to this Agreement arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

***

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FRANCHISE GROUP, INC.

By:	/s/ Andrew Laurence
Name:	Andrew Laurence
Title:	Executive Vice President

FRANCHISE GROUP NEWCO BHF, LLC

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Chief Executive Officer, President

FREEDOM VCM INTERCO HOLDINGS, INC.

By:	/s/ Andrew Laurence
Name:	Andrew Laurence
Title:	Vice President, Treasurer

W.S. BADCOCK LLC

By:	/s/ Mitchell Stiles
Name:	Mitchell Stiles
Title:	President and Chief Operations Officer

CONN’S, INC.

By:	/s/ Mark Prior
Name:	Mark Prior
Title:	Senior Vice President and General Counsel

1

EXHIBIT A – CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“A&R B. Riley Funding Agreement” shall mean that certain Amended and Restated B. Riley Funding Agreement, dated as of the date hereof, by and among the B. Riley Principal Investment, LLC, Klotz Family Trust, BRR2, Freedom VCM and Freedom VCM Receivables, Inc., in the form attached as Exhibit H.

“Account” means any account under which a retail installment sales contract or installment loan may be or has been made between a Borrower and Issuer or the Company, as applicable, in connection with a sale of merchandise and related repair services agreement and credit insurance.

“Account Agreement” means a promissory note or retail installment contract between Issuer or the Company, as applicable, on the one hand, and a Borrower or Borrowers, on the other hand, under which an Account is established for personal, family or household purposes.

“Accounting Firm” shall have the meaning set forth in Section 1.5(c).

“Accounts Receivable” means all accounts, notes, accounts receivable, contract rights, drafts and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods sold or leased, services performed or to be performed, or otherwise owned by either the Company, Issuer or one of Issuer’s Subsidiaries, as applicable, or in which the Company, Issuer or one of Issuer’s Subsidiaries, as applicable, has any interest, together with all guarantees, security agreements, mortgages and rights and interests securing the same, which, for the avoidance of doubt, shall not include any Sold Receivables.

“Action” means any action, proceeding, arbitration or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body.

“Adjustment Amount” shall have the meaning set forth in Section 1.5(e).

“Affiliate” means, with respect to any Person, any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise; provided, however, with respect to the Company or Parent, Freedom VCM and Newco BHF, and other than in respect of Section 2.25, “Affiliate” shall not include B. Riley Financial, Inc. and any other institutional investor in Freedom VCM Holdings, LLC and their respective Affiliates, or any investment fund, investment vehicle, partner, manager, portfolio company, or investment thereof, in each case, other than Freedom VCM Holdings, LLC and its Subsidiaries

“Agreement” shall have the meaning set forth in the Preamble.

“Amendment” shall have the meaning set forth in the definition of “Required Issuer Stockholder Approval”.

“Attorney-Client Privilege” shall have the meaning set forth in Section 7.11(b).

“Badcock Benefit Plans” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, vacation, tuition reimbursement or other fringe benefits or employee benefits, in each case whether or not reduced to writing, whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, which is maintained or contributed to, or required to be maintained or contributed to, by the Company or any ERISA Affiliate for the benefit of any present or former officers, Badcock Employees, directors or individual independent contractors of the Company, or under which the Company has or may have any liability, contingent or otherwise.

“Badcock Dealer Network” means the Company’s network of Dealers, in each case, operating under a Dealer Agreement.

“Badcock Employee” means each employee of the Company.

“Badcock Financial Statements” shall have the meaning set forth in Section 2.6(a).

“Badcock Units” shall have the meaning set forth in the Recitals.

“Balance Sheet Date” shall have the meaning set forth in Section 2.6(a).

“Borrower” means a Person or Persons in whose name or names an Account has been established, including any guarantor, co-signor or surety.

“BRR2” shall have the meaning set forth in the Recitals.

“BRR2 Receivables” shall have the meaning set forth in the Recitals.

“Business” means the business of the Company as currently conducted as of the date hereof or at an time during the 12-month period prior to the date hereof (including, for the avoidance of doubt, the origination of consumer credit transactions and the sale of ancillary products thereto, including credit insurance and debt protection), in each case, in the ordinary course of business.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in the State of New York or the State of Texas.

“Cancellation Notice” shall have the meaning set forth in Section 1.5(e).

“Certificate of Designation” has the meaning set forth in the Recitals.

“Charged Off Accounts” means any Account which would have constituted an Account had it been in effect as of the Equity Closing and that has been charged off by Issuer or the Company, as applicable, prior to the Equity Closing.

“Closing Date A/R” shall have the meaning set forth in Section 1.5(a).

“Closing Issuance” shall have the meaning set forth in Section 1.4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Affiliated Transactions” shall have the meaning set forth in Section 2.25.

“Company Data” means all confidential data, information, and data compilations contained in the IT Systems of the Company or any databases of Parent, Freedom VCM, Newco BHF or any of their respective Subsidiaries (including the Company), including Personal Data, that are used by the Company or in the ordinary course of Business by Parent, Freedom VCM, Newco BHF or any of their respective Subsidiaries (including the Company).

“Company Disclosure Schedule” means the Company Disclosure Schedule that has been delivered by Parent, Freedom VCM, Newco BHF and the Company to Issuer concurrently with the execution of this Agreement.

“Company IP Rights” shall have the meaning set forth in Section 2.10(b).

“Company Lease” shall have the meaning set forth in Section 2.9(c).

“Company Leased Real Property” shall have the meaning set forth in Section 2.9(c).

“Company Material Adverse Effect” means any event, circumstance, change, occurrence or effect (an “Effect”) (a) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company or (b) that materially and adversely affects the ability of Parent, Freedom VCM, Newco BHF and their respective Subsidiaries or the Company to timely consummate the Contemplated Transactions and to perform its obligations under this Agreement and the other Transaction Documents.

“Company Owned IP” means all IP Rights with respect to which the Company owns or purports to have an ownership interest in.

“Company Owned Real Property” shall have the meaning set forth in Section 2.9(a).

“Company Real Property” means the Company Owned Real Property and the Company Leased Real Property.

“Company Registered IP” shall have the meaning set forth in Section 2.10(a).

“Company Trade Secrets” shall have the meaning set forth in Section 2.10(c).

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated as of October 25, 2022, between Parent and Issuer.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consolidated Group” shall have the meaning set forth in Section 4.15(f).

“Consumer Credit Laws” means all Legal Requirements related to consumer protection or the extension of credit to consumers, including state usury Legal Requirements, consumer lending Legal Requirements, state adaptations of the Uniform Consumer Credit Code, Legal Requirements prohibiting unfair, deceptive and abusive acts and practices, truth-in-lending Legal Requirements, anti-money laundering Legal Requirements, know your customer Legal Requirements, debt collection Legal Requirements, and other applicable federal, state and local consumer credit, fair lending, disclosure and privacy laws, including the federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Gramm-Leach-Bliley Act, the Federal Trade Commission Act, the Electronic Fund Transfer Act, the Telephone Consumer Protection Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Servicemembers Civil Relief Act, Military Lending Act, and any guidance, bulletins, rules or regulations promulgated by a Governmental Body.

“Consumer Credit Receivables” means all outstanding Accounts Receivable arising or resulting from consumer credit, consumer financing or similar transactions or arrangement originated by the Company including any retail charge agreements with outstanding balances.

“Contemplated Transactions” shall have the meaning set forth in the Recitals.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense or legally binding commitment or undertaking of any nature.

“Conversion” shall have the meaning set forth in the definition of “Required Issuer Stockholder Approval”.

“Copyrights” shall have the meaning set forth in the definition of “IP Rights”.

“Credit Card” means a card that may be used by the holder thereof to purchase goods and services and, if applicable, to obtain cash advances through credit, commonly known as a credit or charge card, whether or not bearing the service mark of Visa, MasterCard, American Express, Discover or any other network.

“Credit Card Processing Agreement” means all agreements now or hereafter entered into by the Company with any (a) any Person (other than the Company) who issues or whose members issue credit cards, including, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., VISA, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non- bank credit or debit cards or (b) any servicing or processing agent or any financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of the Company’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Person in clause (a) hereof.

“Current Representation” shall have the meaning set forth in Section 7.11(a).

“D&O Indemnifiable Claims” shall have the meaning set forth in Section 5.2(a).

“D&O Indemnitee” shall have the meaning set forth in Section 5.2(a).

“Data Processor” shall mean a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company or, with respect to Issuer, any of the Issuer Companies.

“Dealer” means each Person, other than the Company, who is granted a right to (a) develop or operate a retail business identified by any Trademarks included in the Company Owned IP, including “Badcock Home Furniture & more” or “Badcock Home Furnishings Center” and (b) sell certain home furnishings, appliances and other durable goods consigned by the Company to such Person, in each case, pursuant to a Dealer Agreement.

“Dealer Agreement” means the W.S. Badcock Corporation Dealership Agreement entered into by and between the Company and each applicable Dealer (together with all exhibits, addenda, ancillary agreements and amendments thereto) pursuant to which the Company licenses such Dealers with the authority to operate a retail business identified by any Trademarks included in the Company Owned IP, including “Badcock Home Furniture & more” or “Badcock Home Furnishings Center” and sell certain home furnishings, appliances and other durable goods consigned by the Company to such Dealer.

“Designated Person” shall have the meaning set forth in Section 7.11(a).

“Designated Premises” shall mean, with respect to each Dealer, the location of such Dealer’s retail business as set forth in the introductory paragraph of such Dealer’s Dealer Agreement.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DLLCA” shall mean the Limited Liability Company Act of the State of Delaware.

“Effect” shall have the meaning set forth in the definition of “Company Material Adverse Effect”.

“Encumbrance” means (other than those created under applicable securities Legal Requirements) any covenant, mortgage, deed of trust, encumbrance, encroachment, restriction, lien, security interest, pledge, equitable interest, charge, easement, title or survey defect, right of first refusal, hypothecation, servitude, right of way, variance or encumbrance of any kind.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means all Legal Requirements relating to pollution or protection of the environment, human health or safety (in respect to exposure to Hazardous Materials), including Legal Requirements relating to the exposure to, or Release, threatened Release or the presence of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, handling, remediation, cleanup or reporting of Hazardous Materials, and all Legal Requirements relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Permits” means all Governmental Authorizations required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Equity Closing” shall have the meaning set forth in Section 1.2(a).

“Equity Closing Date” shall have the meaning set forth in Section 1.2(a).

“Equity Interests” means with respect to any Person, (i) shares of capital stock, voting securities, membership interests, partnership interests or other equity or similar interests or securities of such Person, including any securities convertible into or exercisable or exchangeable for any of the foregoing, or (ii) options, warrants, contracts, pledges, puts, subscription rights, calls, restricted shares, share or equity appreciation rights, phantom shares or units or other rights, agreements or commitments to which such Person is a party or which is binding upon such Person providing for the issuance, disposition or acquisition of any of its capital stock, voting securities, membership interests, partnership interests or other equity or similar interests of such Person or securities convertible into or exercisable or exchangeable for any of the foregoing (including any equity or equity-based awards).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (a) with respect to the Company, any Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder and (b) with respect to Issuer, each Subsidiary of Issuer and any other Person or entity under common control with Issuer or of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing FRG Guarantee” means, individually or collectively as the context requires, the NNN Guaranty and the Oak Street Guaranty.

“Existing Issuer Credit Agreements” means, collectively, (i) that certain Fifth Amended and Restated Loan and Security Agreement, dated as of March 29, 2021, among Issuer, certain Subsidiaries of the Issuer as borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended through that certain Amendment No. 2 to Fifth Amendment and Restated Loan and Security Agreement, dated as of February 21, 2023, (ii) that certain Term Loan and Security Agreement, dated as of the date hereof, among Issuer, certain Subsidiaries of the Issuer as borrowers, the lenders party thereto and BRF Finance Co., LLC, as administrative agent and collateral agent and (iii) that certain Delayed Draw Term Loan and Security Agreement, dated as of July 31, 2023, among Issuer, certain Subsidiaries of the Issuer as borrowers, the lenders party thereto and Stephens Investments Holdings LLC, as administrative agent.

“FCPA” shall have the meaning set forth in Section 2.13(a).

“Financial Statements” shall have the meaning set forth in Section 5.6.

“Franchise” shall means any grant by the Company or predecessors in interest of the Company, to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, which constitutes a “franchise,” “business opportunity,” “seller assisted marketing plan,” or the like (a) as “franchise” or “business opportunity” is defined under the FTC Rule; or (b) as “franchise,” “business opportunity” or “seller-assisted marketing plan” is defined under any Legal Requirement.

“Franchise and Dealer Relationship Laws” means any Legal Requirements governing the relationship of the parties to a franchise or dealer agreement, including in the areas of terminating, failing to renew and transferring such arrangement or agreement.

“Franchise Sales Laws” means the following: the FTC Rule, and any other Legal Requirements governing the offer or sale of Franchises, business opportunities, seller-assisted marketing plans or similar arrangements or governing the relationships between franchisors and Franchisees.

“Freedom VCM” shall have the meaning set forth in the Preamble.

“FTC Rule” means the Federal Trade Commission trade regulation rules entitled “Disclosure Requirements and Prohibitions Concerning Franchising” and “Disclosure Requirements and Prohibitions Concerning Business Opportunities,” 16 C.F.R Parts 436.1 et seq.

“Fully Diluted Basis” shall mean, with respect to Issuer, the outstanding shares of Issuer Common Stock assuming the issuance, conversion or exchange into shares of Issuer Common Stock of all securities, instruments, rights, options or agreements that contemplate or provide for the issuance, conversion or exchange of any securities, instruments, rights, options or agreements into shares of Issuer Common Stock, excluding all existing restricted stock units, performance stock units, options and warrants issued pursuant to that certainDelayed Draw Term Loan and Security Agreement, dated as of July 31, 2023, among Issuer, as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as borrowers, certain financial institutions, as lenders, and Stephens Investments Holdings LLC, as administrative agent.

“GAAP” shall mean generally accepted accounting principles in the United States.

“General Enforceability Exceptions” shall have the meaning set forth in Section 2.2.

“Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, exemption or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, region, county, political subdivision, municipality, district, judiciary, executive branch, legislature or other jurisdiction of any nature; (b) federal, state, regional local, municipal, domestic, foreign, multinational, supranational or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); (d) self-regulatory organization (including the Nasdaq); or (e) any duly constituted arbitral panel, board or body, in each case, of competent jurisdiction.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law; and (b) any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Income Tax” means any Tax that is based on, or computed with respect to, gross or net income, earnings, capital or, net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties or interest..

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnified Party” shall have the meaning set forth in Section 6.2(b).

“Indemnifying Party” shall have the meaning set forth in Section 6.2(b).

“Independent Accounting Firm” shall have the meaning set forth in Section 5.5(e)(ii).

“Information Security Program” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data and the Processing thereof, and that is at least as stringent as one or more relevant industry standards.

“IP Rights” means all intellectual property rights, whether protected, created or arising under the laws of the United States or any other jurisdiction in the world, including: (a) rights in works of authorship or other copyrightable work (including those in Software), whether or not registered or published, including exploitation rights, copyrights, moral rights, and mask works

(“Copyrights”); (b) all trademark and trade name rights and similar rights, including all trademarks, service marks, logos, trade names, brand names, corporate names, Internet domain names, social media handles, trade dress, trade styles, and other similar identifiers indicating the business or source of goods or services, whether registered, arising under common law or statutory law, and all registrations and applications to register, and renewals of, and all goodwill associated with, any of the foregoing (“Trademarks”); (c) rights in Trade Secrets; (d) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and industrial property rights; and (e) all registrations, renewals, revisions, extensions, continuations, continuations-in-part, divisions, reexaminations or reissues of, and applications for issuance or registration of, any of the rights referred to in clauses (a) through (d) above.

“Inventory” means all raw materials, works in process, by-products, finished goods and production, packaging and other materials and supplies of Issuer or the Company, as applicable, including any such items consigned to others.

“Investor Rights Agreement” shall mean the Investor Rights Agreement by and among Freedom VCM, Issuer, and Newco BHF, in the form attached as Exhibit E.

“IRS” means the United States Internal Revenue Service.

“Issuer” shall have the meaning set forth in the Preamble.

“Issuer Affiliated Transactions” shall have the meaning set forth in Section 4.24.

“Issuer Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, vacation, tuition reimbursement or other fringe benefits or employee benefits, in each case whether or not reduced to writing, whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, which is maintained or contributed to, or required to be maintained or contributed to, by an Issuer Company or any ERISA Affiliate for the benefit of any present or former officers, employees, directors or individual independent contractors of any Issuer Company, or under which any Issuer Company has or may have any liability, contingent or otherwise.

“Issuer Board” means the board of directors of Issuer.

“Issuer Certificate of Incorporation” shall have the meaning set forth in Section 1.3(b)(iv).

“Issuer Common Stock” means the common stock, par value $0.01 per share, of Issuer.

“Issuer Companies” means: (a) Issuer and (b) each of Issuer’s Subsidiaries (each, a “Issuer Company”).

“Issuer Credit Facility Amendments” means (i) that certain Amendment No. 3 to Fifth Amended and Restated Loan and Security Agreement, dated as of the date hereof among Issuer, certain Subsidiaries of the Issuer as borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and (ii) Amendment No. 1 to Delayed Draw Term Loan and Security Agreement, dated as of the date hereof, among Issuer, certain Subsidiaries of the Issuer as borrowers, the lenders party thereto and Stephens Investments Holdings LLC, as administrative agent.

“Issuer Data” means all confidential data, information, and data compilations contained in the IT Systems of Issuer or any databases of the Issuer Companies, including Personal Data, that are used by any Issuer Company or in the ordinary course of business.

“Issuer Disclosure Schedule” means the Issuer Disclosure Schedule that has been delivered by Issuer to Parent, Freedom VCM, Newco BHF and the Company concurrently with the execution of this Agreement.

“Issuer Equity Plan” means the Conn’s Inc. Amended 2020 Omnibus Equity Plan.

“Issuer Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Issuer Indemnifying Party” shall have the meaning set forth in Section 6.2(b).

“Issuer IP Rights” shall have the meaning set forth in Section 4.10(b).

“Issuer Lease” shall have the meaning set forth in Section 4.9(b).

“Issuer Leased Real Property” shall have the meaning set forth in Section 4.9 (b).

“Issuer Material Adverse Effect” means mean Effect (a) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Issuer, in each case, taken as a whole, or (b) that materially and adversely affects the ability of Issuer to timely consummate the Contemplated Transactions and to perform its obligations under this Agreement and the other Transaction Documents.

“Issuer Material Contract” shall have the meaning set forth in Section 4.11(a).

“Issuer Non-Voting Common Stock” shall have the meaning set forth in the definition of “Required Issuer Stockholder Approval”.

“Issuer Owned IP” means all IP Rights with respect to which any of the Issuer Companies owns or purports to have an ownership interest in.

“Issuer Parties” shall have the meaning set forth in Section 6.2(a).

“Issuer Preferred Stock” means the senior preferred convertible stock, par value $0.01 per share, of Issuer, which, subject to is convertible into a number of shares of a newly-created Issuer Non-Voting Common Stock.

“Issuer Recommendation” means a recommendation by the Issuer Board to the Issuer Stockholders that the Issuer Stockholders entitled to vote thereon approve the Conversion and the Amendment.

“Issuer Registered IP” shall have the meaning set forth in Section 4.10(a).

“Issuer SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Issuer Stockholders” shall have the meaning set forth in Section 5.3(a).

“Issuer Stockholders Meeting” shall have the meaning set forth in Section 5.4(a).

“Issuer Trade Secrets” shall have the meaning set forth in Section 4.10(c).

“Issuer 401(k) Plan” shall have the meaning set forth in Section 5.7.

“IT Systems” means the hardware, Software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used in the conduct of (a), with respect to the Parent and its Subsidiaries (including Company), the Business or (b) with respect to Issuer, the business of Issuer Companies as currently conducted.

“Key Dealer” shall have the meaning set forth in Section 2.20(a).

“Key Issuer Supplier” shall have the meaning set forth in Section 4.20(a).

“Key Vendor” shall have the meaning set forth in Section 2.20(a).

“Knowledge of Parent” means the knowledge, after reasonable due inquiry, of Brian Kahn, Andrew Laurence, Tiffany Mcmillan-Mcwaters, Mitchell Stiles and Shannon Collins.

“Knowledge of Issuer” means the knowledge, after reasonable due inquiry, of Norman Miller, Timothy Santo, Mark Prior and Rodney Lastinger.

“Legal Proceeding” means any action, complaint, suit, demand, claim, countersuit, litigation, subpoena, case, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, review, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body, or grand jury, or mediation tribunal, or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, provincial, domestic, foreign, multinational, supranational, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, binding directives, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Look-Back Period” shall have the meaning set forth in Section 2.12.

“Loss” means, with respect to any Person, any losses, liabilities, demands, judgments, damages, fines, suits, actions, Taxes, reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by such Person. Notwithstanding the foregoing, Losses shall not include any amounts that would otherwise be deemed Losses hereunder (but for the terms of this sentence) to the extent that such amounts are in the nature of punitive, special, indirect, exemplary, consequential or other similar types of losses, liabilities or demands or (b) based on diminution in value, a multiple of earnings before interest, taxes, depreciation or amortization or of any other financial metric (in each case, whether trailing, forward or otherwise), except to the extent actually required to be paid pursuant to a third party claim that has been determined in a final and non-appealable judgment of a court of competent jurisdiction.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Material Contract” shall have the meaning set forth in Section 2.11(a).

“Nasdaq” means the NASDAQ Global Select Market.

“Newco BHF” shall have the meaning set forth in the Preamble.

“NNN Guaranty” means, individually or collectively as the context requires, those certain Lease Guaranties more particularly set forth on Section 5.8 of the Company Disclosure Schedule.

“NNN Lease” means, individually or collectively as the context requires, those certain Leases more particularly set forth on Section 5.8 of the Company Disclosure Schedule.

“NNN Replacement Guaranty Requirements” means those certain Replacement Guarantor and Substitute Guaranty (as each such term is defined in each NNN Lease) requirements set forth in Article 12 of each NNN Lease.

“Notice of Disagreement” shall have the meaning set forth in Section 1.5(b).

“Oak Street Guaranty” means, individually or collectively as the context requires, that certain (i) Guaranty, by Parent in favor of Oak Street DC Landlord, dated as of June 17, 2022 and (ii) Guaranty, by Parent in favor of Oak Street HQ Landlord, dated as of August 2, 2022.

“Oak Street DC Landlord” means BCDC Portfolio Owner LLC, a Delaware limited liability company.

“Oak Street HQ Landlord” means BCHQ Owner LLC, a Delaware limited liability company.

“Oak Street Lease” means, individually or collectively as the context requires, that certain (i) Master Lease Agreement, between Oak Street DC Landlord, and the Company, dated as of June 17, 2022, and (ii) Master Lease Agreement between Oak Street HQ Landlord, and the Company, dated as of August 2, 2022.

“Oak Street Replacement Guaranty Requirements” means those certain Substitute Guaranty (as such term is defined in each Oak Street Lease) requirements set forth in Article 22 of each Oak Street Lease.

“Obligation Satisfaction Date” means the date that is the later to occur of (i) all principal, interest, fees and other obligations (obligations or indemnification obligations, in each case for which no claim has been asserted) outstanding under the Pathlight Debt Facility has been repaid in full and all Encumbrances securing the Pathlight Debt Facility have been released, and the Pathlight Debt Facility has terminated in accordance with its terms and (ii) the date five business days following the Satisfaction Date (as defined in the A&R B. Riley Funding Agreement).

“Order” means any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s certificate of incorporation, bylaws, stockholders agreement, limited liability company agreement, certificate of formation or other analogous documents.

“Other Counsel” shall have the meaning set forth in Section 7.11(a).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, that is owned.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Group” shall have the meaning set forth in Section 2.15(g).

“Parent Indemnifying Party” shall have the meaning set forth in Section 6.2(a).

“Parent Parties” shall have the meaning set forth in Section 6.2(b).

“Parent Tax Return” shall have the meaning set forth in Section 6.2(c).

“Parent Taxes” means any Taxes (i) payable by Parent pursuant to Section 5.5, and (ii) of, imposed upon or assessed against Parent (including to the extent attributable to income of the Company that flows through to Parent or any pre-Equity Closing Date reorganization).

“Parent 401(k) Plan” shall have the meaning set forth in Section 5.7.

“Pathlight Debt Facility” means the term loan facility extended pursuant to the terms and conditions of that certain Credit Agreement, dated as of September 23, 2022, among BRR2, as borrower, PLC Agent LLC, as administrative agent for the lenders and the lenders party thereto, as amended by Amendment No. 1 to Credit Agreement and Consent dated October 17, 2022, Amendment No. 2 to Credit Agreement and Consent dated January 12, 2023, and Amendment No. 3 to Credit Agreement and Consent dated March 31, 2023, and Amendment No. 4 to Credit Agreement and Consent dated August 21, 2023.

“Permitted Encumbrances” means (i) any Encumbrance for current Taxes, assessments or other governmental charges not yet due and payable as of the Equity Closing Date or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business with respect to amounts not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of any Company Real Property or Issuer Leased Real Property that are not violated in any material respect by the current use or occupancy of such Company Real Property or Issuer Leased Real Property; (iv) easements, covenants, conditions, rights-of-way, restrictions and other similar nonmonetary matters and nonmonetary encumbrances of record, or matters that would be disclosed by a true and correct current title report or current survey, affecting title to any Company Real Property or Issuer Leased Real Property that do not or would not materially impair the use or occupancy of such Company Real Property or Issuer Leased Real Property in the operation of the business conducted thereon; (v) nonexclusive licenses in IP Rights granted in the ordinary course of the Business; (vi) the Encumbrances in favor of the landlord of any Company Leased Real Property or Issuer Leased Real Property arising in the ordinary course of business and not incurred in connection with the borrowing of money, to the extent the same does not affect tenant’s use and occupancy of the Company Leased Real Property or Issuer Leased Real Property and (vi) with respect to Issuer, any Encumbrance arising out of or related to an Existing Issuer Credit Agreement.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means information relating to or reasonably capable of being associated directly or indirectly with an identified or identifiable person, device, or household, including, but not limited to: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Laws.

“Pre-Closing Books and Records” shall have the meaning set forth in Section 5.10.

“Pre-Closing Tax Period” means any taxable period ending on or before the Equity Closing Date.

“Privacy Laws” means any and all applicable Legal Requirements relating to the Processing of Personal Data applicable to the Company or Issuer Company, including but not limited to, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Fair Credit Reporting Act, 15 U.S.C. 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), including but not limited to its implementing rules and regulations with respect to privacy, security of health information, and transactions and code sets (“HIPAA”); and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); and all implementing regulations and requirements of the foregoing, and other similar Legal Requirements.

“Privacy Policies” means each (a) internal or external past or present data protection, data usage, privacy and security policies of the Company or Issuer Company, as applicable, (b) public statements, representations, obligations, promises, commitments by the Company or Issuer Company, as applicable, relating to privacy, data security, or the Processing of Personal Data, and (c) policies and obligations applicable to the Company or Issuer Company as a result of any certification relating to privacy, security, or the Processing of Personal Data.

“Privacy Requirements” means, each as applicable to either (i) the Company or (ii) the Issuer Companies: (A) Privacy Laws, (B) Privacy Policies, (C) binding codes of conduct or contractual requirements related to the Processing of Personal Data, and (D) the Payment Card Industry Data Security Standard.

“Privileged Communications” shall have the meaning set forth in Section 7.11(b).

“Processing”, “Process” or “Processed” means any operation or set of operations which is performed upon Personal Data, by any means, such as collection, recording, organization, protection, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Promissory Note” means the Promissory Note, dated August 21, 2023, delivered by Freedom VCM to B. Riley Principal Investment, LLC, and Klotz Family Trust.

“Proxy Statement” shall have the meaning set forth in Section 5.3(a).

“Purchase Price Allocation Schedule” shall have the meaning set forth in Section 5.5(e)(ii).

“Receivables Closing” shall have the meaning set forth in Section 1.2(b).

“Receivables Closing Date” shall have the meaning set forth in Section 1.2(b).

“Receivables Purchase Agreement” means the Receivables Purchase Agreement by and between BRR2 and the Company, in the form attached hereto as Exhibit I.

“Registered IP” shall mean all IP Rights that are registered, filed with, or issued by or under the authority of or the subject of a pending application before any Governmental Body or Internet domain name registrar, including all patents, registered Copyrights, and registered Trademarks, Internet domain name registrations and all pending applications for any of the foregoing.

“Registration Rights Agreement” means the Registration Rights Agreement by and among Issuer, Freedom VCM and Newco BHF, in the form attached as Exhibit G.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata or within any building, structure, facility or fixture) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Relevant Lease Agreement” means, individually or collectively as the context requires, the NNN Lease and the Oak Street Lease.

“Replacement Guarantee Requirements” means, individually or collectively as the context requires, the NNN Replacement Guaranty Requirements and the Oak Street Replacement Guaranty Requirements.

“Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.

“Required Issuer Stockholder Approval” shall mean the affirmative vote at the Issuer Stockholders Meeting or any adjournment or postponement thereof at which a quorum is present of the holders of a majority of Issuer Common Stock entitled to vote, present in person or represented by proxy, approving (a) an amendment to the Issuer Certificate of Incorporation, in the form attached hereto as Exhibit D, to create a new class of non-voting common stock of Issuer, par value $0.01 per share (the “Issuer Non-Voting Common Stock”) (the “Amendment”), and (b) the conversion of the Issuer Preferred Stock issued to Newco BHF and to Freedom VCM pursuant to this Agreement into newly authorized and issued Issuer Non-Voting Common Stock (the “Conversion”).

“Residual Tranche 2 Receivables” means the Tranche 2 Receivables that are issued, outstanding and unpaid, in whole or in part, as of 12:01 a.m. Eastern Standard Time on the Receivables Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized Processing of Company Data or Issuer Data (as applicable), any unauthorized access to the IT Systems of the Company or Issuer Companies (as applicable), or any incident affecting Personal Data that would in each instance require notification to a Person, Governmental Body, or any other entity under Privacy Requirements.

“Servicing Agreement” shall have the meaning set forth in Section 5.11(b).

“Software” means any and all (a) computer programs, operating systems, applications systems, firmware and software systems, including objects, modules, routines, subroutines, program architecture, libraries, tool sets, APIs, compilers, files, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces and any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet websites, web content and links, source code, object code, operating systems and specifications, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, and compilers, and data formats all versions, updates, corrections, enhancements and modifications thereof, and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.

“Sold Receivables” mean any Consumer Credit Receivables sold by the Company to and currently owned by B Riley Receivables, LLC, or B Riley Receivables II, LLC.

“Statement” shall have the meaning set forth in Section 1.5(a).

“Subsidiary” means, with respect to any Person, any other Person of which such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) more than 50% of the outstanding equity, voting or financial interests in such Entity.

“Tax” means all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local or non-U.S. Taxing Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto.

“Tax Return” means any return, report, certificate, election, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi- governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Trade Secrets” means all trade secrets, confidential know-how, and rights in confidential information, including ideas, designs, algorithms, formulas, compositions, discoveries and improvement, concepts, compilations of information, methods, techniques, procedures, processes, testing information, research and development information, technology, inventions, invention disclosures, inventor’s notes, specifications, plans, proposals and technical data, business and marketing plans, market know-how, reports, data, customer lists, supplier lists, mailing lists, business plans or other proprietary information, to the extent the foregoing permits the holder to derive independent economic value, actual or potential, from it not being generally known or readily ascertainable by other Persons.

“Trademarks” shall have the meaning set forth in the definition of “IP Rights”.

“Tranche 2 Receivables” shall have the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Confidentiality Agreement, the Voting and Support Agreement, the Registration Rights Agreement, the Investor Rights Agreement, and the A&R B. Riley Funding Agreement and the Receivables Purchase Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.5(d).

“Transition Services Agreement” means the Transition Services Agreement by and between Issuer (or one of its Subsidiaries) and Newco BHF, in the form attached as Exhibit C.

“Treasury Regulations” means the regulations promulgated under the Code.

“Voting and Support Agreement” means those certain Voting and Support Agreements, in each case, by and among Issuer, Newco BHF, Freedom VCM and the stockholders of Issuer listed thereto, each in the form attached as Exhibit B.

“WARN” shall have the meaning set forth in Section 2.16(d).

SCHEDULE A

BRR2 Receivables

Reference is hereby made to that certain PDF file (Named: “Investment Agreement - Receivables Schedule”) sent by Benjamin Hubeny of Willkie Farr & Gallagher LLP to Sidley Austin LLP on December 13, 2023 at 11:22AM ET with the email subject line: “RE: Project Blade – Receivables Dividend Agreements”.